As filed with the Securities and Exchange Commission on July 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LGBTQ Loyalty Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	80-0671280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2435 Dixie Highway

Wilton Manors, FL 33305

310-957-5231

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Robert A. Blair, CEO

LGBTQ Loyalty Holdings, Inc.

2435 Dixie Highway

Wilton Manors, FL 33305

310-957-5231

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Scott Rapfogel

CKR Law LLP

1330 Avenue of the Americas, 14th Floor

New York, NY 10019

212-259-7300

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	93,456,658	$0.0925	$8,644,741	$1,048

(1)	Consists of (a) 6,250,000 shares of the registrant’s common stock issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), (b) 5,144,996 shares of the registrant’s common stock issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share), (c) up to 6,250,000 additional shares of common stock which may become issuable if the common stock purchase warrants referenced in (a) above are exercised at the variable exercise price applicable to the common stock purchase warrants or if the price protected anti-dilution provision applicable to the common stock purchase warrants is triggered, (d) up to 5,144,996 additional shares of common stock which may become issuable if the debentures referenced in (b) above are converted at the variable conversion price applicable to the debentures or if the price protected anti-dilution provision applicable to the debentures is triggered, (e) 53,000,000 shares of common stock issuable upon the conversion of 53,000 shares of the registrant’s Series C convertible preferred stock, and (f) 17,666,666 outstanding shares of registrant’s common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent that such outstanding shares, warrants, debentures and Series C convertible preferred stock provide for an increase in amount issuable or exercisable to prevent dilution resulting from stock splits, stock dividends, or similar transactions, this registration statement shall be deemed to cover such additional shares of common stock issuable in connection with any such provision.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by OTC Markets on June 28, 2019. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 3, 2019

LGBTQ Loyalty Holdings, Inc.

Prospectus

93,456,658 Shares

Common Stock

This prospectus relates to the sale of up to 93,456,658 shares of our common stock, par value $0.001 per share, by the selling stockholders of LGBTQ Loyalty Holdings, Inc., a Delaware corporation, listed in this prospectus. Of the shares being offered, 6,250,000 are issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), 5,144,996 are issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share), 6,250,000 represent a good faith estimate of the number of additional shares which may become issuable if the common stock purchase warrants referenced above are exercised at the variable exercise price applicable to the common stock purchase warrants or if the price protected anti-dilution provision applicable to the common stock purchase warrants is triggered, 5,144,996 represent a good faith estimate of the number of shares which may become issuable if the debentures referenced above are converted at the variable conversion price applicable to the debentures or if the price protected anti-dilution provision applicable to the debentures is triggered, 53,000,000 are issuable upon conversion of 53,000 shares of our Series C convertible preferred stock and 17,666,666 are presently issued and outstanding. (See “Description of Business—Business Overview” for the terms of the anti-dilution provisions and variable rate conversion and exercise provisions applicable to the debentures and warrants). The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on OTC Markets (OTC Pink) under the symbol “LFAP.” On June 28, 2019, the last reported sale price for our common stock was $0.0975 per share.

Our business and an investment in our securities involve a high degree of risk.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated July 3, 2019.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information that should be considered before investing in our common stock.  Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our financial statements and the accompanying notes to the financial statements.

Unless the context indicates otherwise, all references in this registration statement to “LGBTQ Loyalty,” “LFAP,” the “Company,” “we,” “us” and “our” refer to LGBTQ Loyalty Holdings, Inc. and its wholly owned consolidated subsidiaries, LGBT Loyalty LLC, LifeApps Inc. and Sports One Group, Inc.

Overview

Organizational History

We were incorporated in the state of Delaware as Prime Time Travel, Inc. on November 23, 2010, for the purpose of creating and managing trips to destination locations for youth basketball teams. On August 23, 2012, we filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to, among other things, change our name from Prime Time Travel, Inc. to LifeApps Digital Media Inc., and increase our authorized capitalization to 310,000,000 shares, consisting of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of blank check preferred stock, $0.001 par value per share.

On September 5, 2012, we effected a 15-for-1 forward stock split in the form of a dividend to holders of our common stock as of record on September 4, 2012.

On September 20, 2012, LifeApps Acquisition Corp., a wholly owned Nevada subsidiary of ours, merged with and into LifeApps Inc., which had been organized as a California limited liability company on July 13, 2009, and was converted to a Nevada corporation on September 7, 2012 in anticipation of the merger. In connection with the merger, each share of LifeApps Inc. common stock was cancelled and converted into the right to receive 400 shares of our common stock. LifeApps Inc. was the surviving corporation of that merger. As a result of the merger, we acquired the business of LifeApps Inc. Immediately following the merger, we split off our wholly owned subsidiary, Prime Time Split Corp., a Delaware corporation, through the exchange of 6,000,000 shares of our common stock for all of the issued and outstanding shares of common stock of Prime Time Split Corp. All of our assets and liabilities immediately following the merger, excluding any assets and liabilities assumed in the merger, were transferred to Prime Time Split Corp.

On December 31, 2015, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to (i) change our name to LifeApps Brands Inc., (ii) effect a one-for-fifteen (1:15) reverse stock split of our common stock, $0.001 par value per share, and (iii) increase our authorized capitalization from 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.001 per share, to 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The reverse split and name change took effect on OTC Markets at the commencement of business on January 7, 2016, at which time our common stock began trading on a post-reverse split basis.

From approximately January 1, 2013, through approximately June 1, 2019, we were a licensed developer and publisher of apps for the Apple Apps Store for iPhone, iPod touch, iPad and iPad mini. We were also a licensed developer on both Google Play and Amazon Appstore for Android. We distributed apps on all three platforms.

On January 25, 2019, we acquired LGBT Loyalty LLC, a New York limited liability company, with the goal of creating a LGBTQ Loyalty Preference Index (the “Index”) that will provide the LGBTQ community with the power to influence the allocation of capital within the Index based upon their consumer preferences. The Index is intended to link the economic power of the LGBTQ community with many of the top companies that support and market their products to the LGBTQ demographic. We also plan to create ancillary businesses that are intended to complement and support the Index including LGBTQ Loyalty Sponsorship which will be established to promote the Index along with the companies from around the world that desire to market and advertise directly to LGBTQ consumers. We intend to join forces with some of the most recognizable LGBTQ community leaders from around the world and have them become LGBTQ Loyalty Sponsorship members. The LGBTQ Loyalty Sponsorship is expected to incorporate marketing and support of the companies included in the Index. All companies will be offered the opportunity to purchase LGBTQ Loyalty Sponsorship packages. We also plan to develop a digital media network that will specialize in targeting highly sought-after niche demographic audiences. In that regard, we intend to focus on two core businesses, an LGBTQ Advertising Network and an LGBTQ Media Network. Through our digital platform, we expect to aggregate content from around the world. We also intend to create original content along with sponsored content in a 24/7 digital network. The LGBTQ Advertising Network is intended to assist brands in global targeting of the LGBTQ demographic. The LGBTQ Advertising Network is expected to provide advertisers and brands with over 300 mainstream digital platforms and access to this loyal, affluent and ever-expanding audience. We intend to deliver to our audience relevant sponsored content marketing message across all spectrums of digitally connected devices. We believe that our unique value proposition to our audience and sponsors will be the ability to deliver aggregated and original content, with emphasis on interactive content and captive video.

On January 24, 2019 we filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with the Delaware Secretary of State to create a series of preferred stock designated Series A Convertible Preferred Stock consisting of one share. The share of Series A Convertible Preferred Stock was issued to Maxim Partners, LLC, a New York limited liability company, in connection with the January 25, 2019 Securities Exchange Agreement described below.

On January 25, 2019, we entered into and closed a securities exchange under a Securities Exchange Agreement with LGBT Loyalty LLC, and Maxim Partners, LLC, pursuant to which we acquired all of the membership interests of LGBT Loyalty LLC, making LGBT Loyalty LLC a wholly owned subsidiary of ours, in exchange for 120,959,996 shares of our restricted common stock and one share of our Series A Convertible Preferred Stock. The common stock issued to Maxim Partners, LLC represented, upon issuance, 49.99% of our then issued and outstanding shares of common stock. Effective March 26, 2019, the share of Series A Convertible Preferred Stock was converted into 8,598,578 shares of our common stock.

On March 26, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation to increase our authorized capitalization from 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, to 1,000,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock and authorized the issuance of up to 1,500,000 shares of Series B Convertible Preferred Stock. The Series B Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into shares of our common stock. (See – “Description of Securities—Preferred Stock”) Effective April 3, 2019, we issued 125,000 shares of our Series B Convertible Preferred Stock to five persons at a price of $1.00 per share or an aggregate of $125,000.

On April 25, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State to change our name from LifeApps Brands Inc. to LGBTQ Loyalty Holdings, Inc.

On June 3, 2019 we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C COD”) with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series C Convertible Preferred Stock and authorized the issuance of up to 129,559 shares of Series C Convertible Preferred Stock. On June 4, 2019, all of the 129,559 shares of Series C Convertible Preferred Stock were issued to Pride Partners, LLC, the assignee and an affiliate of Maxim Partners LLC. The Series C Convertible Preferred Stock has no voting or other rights other than the right to receive dividends on a pari passu basis with holders of our common stock, the right to receive assets in the event of liquidation, dissolution or winding up on a pari passu basis with holders of our common stock and the right to convert into common stock. (See - “Description of Securities—Preferred Stock”)

On June 4, 2019, we entered into and closed a Securities Purchase Agreement with Pride Partners, LLC pursuant to which for a purchase price of $500,000, Pride Partners, LLC purchased $550,000 in principal amount of a 10% Original Issue Discount Senior Convertible Debenture (the “Debenture”) due 15 months following the date of issuance and an 18 month common stock purchase warrant (the “Warrant”) exercisable for up to 6,250,000 shares (subject to adjustment thereunder) of our common stock. Pursuant to the Securities Purchase Agreement, Pride Partners, LLC was given an 18 month right of first refusal to participate in up to 50% of any subsequent financings by us. The Securities Purchase Agreement also provides that without the prior written consent of Pride Partners, LLC, from June 4, 2019 until the earlier of (i) September 4, 2020 and (ii) the date on which the Debenture has been converted or paid in full, neither we nor any subsidiary of ours may issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our common stock or common stock equivalents, except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement), unless 50% of the proceeds from such issuance are used towards an Optional Redemption (as such term is defined in the Debenture) of the Debenture pursuant to the terms thereof, provided further, however, that at such time that all of the Registrable Securities (as such term is defined in the June 4, 2019 Registration Rights Agreement (the “Registration Rights Agreement”) between us and Pride Partners, LLC) have been registered, only 10% of the proceeds from such issuance need to be used towards an Optional Redemption. The Securities Purchase Agreement further provides that, without the written consent of Pride Partners, LLC, from June 4, 2019 through the date on which Pride Partners, LLC no longer holds any Warrants, we shall be prohibited from effecting or entering into any agreement to effect any issuance by us or any of our subsidiaries of common stock or common stock equivalents involving a variable rate transaction except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement).

Capital Needs

We believe that we have sufficient cash to fund our operations through on or about August 15, 2019. However, there is no assurance that our projections and estimates are accurate. In the event that we do not receive anticipated proceeds from conversions under our June 4, 2019 Warrant, sales of our equity or debt securities, loans or revenues from operations, the receipt of anticipated proceeds is delayed, or we experience costs in excess of current estimates, is possible that we would not have sufficient resources to continue as a going concern. In order to mitigate these risks, we are actively managing and controlling our cash outflows.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 93,456,658 shares of our common stock. Of the shares being offered, 6,250,000 shares are issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), 5,144,996 shares are issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share), 6,250,000 shares represent a good faith estimate of the number of additional shares which may become issuable if the common stock purchase warrants referenced above are exercised at the variable exercise price applicable to the common stock purchase warrants or if the price protected anti-dilution provision applicable to the common stock purchase warrants is triggered, 5,144,996 shares represent a good faith estimate of the number of additional shares which may become issuable if the debentures referenced above are converted at the variable conversion price applicable to the debentures or if the price protected anti-dilution provision applicable to the convertible debentures is triggered, 53,000,000 shares are issuable upon the conversion of 53,000 shares of our Series C convertible preferred stock and 17,666,666 shares are presently issued and outstanding. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated with an Investment in Shares of Our Common Stock

An investment in shares of our common stock is highly speculative and is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

●	We have a limited operating history with respect to our LGBTQ business upon which investors can evaluate our business and future prospects.

●	We have a history of losses, will need substantial additional funding to continue and expand our operations and may not achieve or sustain revenues and profitability in the future.

●	If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

●	You could lose all of your investment.

●	You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

●	Our LGBTQ-related business operations may subject us to the prejudices of those opposed to the existence and expansion of LGBTQ rights.

Corporate Information

Our principal executive offices are located at 2435 Dixie Highway, Wilton Manors, FL 33305. Our telephone number is 310-957-5231. Our website address is lgbtqloyalty.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies.

THE OFFERING

Common stock currently outstanding	162,920,724 shares (1)

Preferred stock currently outstanding	125,000 shares of Series B convertible preferred stock and 129,559 shares of Series C convertible preferred stock

Common stock offered by the Company	None

Common stock offered by the selling stockholders	93,456,658 shares (2)

Use of proceeds	We will not receive any of the proceeds from the sales of our common stock by the selling stockholders

OTC Markets symbol	LFAP

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 5 of this prospectus before deciding whether or not to invest in shares of our common stock

(1)	As of July 1, 2019.

(2)	Consists of 6,250,000 shares issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), 5,144,996 shares issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share), 6,250,000 shares which represent a good faith estimate of the number of additional shares which may become issuable if the common stock purchase warrants referenced above are exercised at the variable exercise price applicable to the common stock purchase warrants or if the price protected anti-dilution provision applicable to the common stock purchase warrants is triggered, 5,144,996 shares which represent a good faith estimate of the number of additional shares which may become issuable if the debentures referenced above are converted at the variable conversion price applicable to the debentures or if the price protected anti-dilution provision applicable to the debentures is triggered, 53,000,000 shares issuable upon the conversion of 53,000 shares of our Series C convertible preferred stock and 17,666,666 shares which are presently issued and outstanding.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of our LGBTQ businesses, including, but not limited to, our LGBTQ Loyalty Preference Index, LGBTQ Loyalty Sponsorship Program, LGBTQ Advertising Network, LGBTQ Media Network and related operations, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, our limited operating history, our inability to generate revenues or achieve profitability, our inability to achieve acceptance of our products and services in the market, upturns and downturns in the industry, failure to obtain, maintain and enforce intellectual property rights, our inability to attract and retain qualified personnel, our substantial reliance on third parties, existing or increased competition, failure to innovate or adapt to new or emerging technologies, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk.  We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict.  Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus.  If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected.  In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.  Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

This prospectus contains certain statements relating to future events or the future financial performance of our company. Prospective investors are cautioned that such statements are only predictions and involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

If any of the following or other risks materialize, our business, financial condition, and results of operations could be materially adversely affected which, in turn, could adversely impact the value of our common stock. In such a case, investors in our common stock could lose all or part of their investment.

Prospective investors should consider carefully whether an investment in us is suitable for them in light of the information contained in this prospectus and the financial resources available to them. The risks described below do not purport to be all the risks to which we could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to our operations. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair our business, financial condition or results of operations.

Risks Related to our Business and the Industry in Which We Operate

We have a limited operating history with respect to our LGBTQ operations and are subject to the risks encountered by early-stage companies.

Because we have a limited operating history with respect to our LGBTQ operations, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. For us, these risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop and operate our proposed LGBTQ related businesses in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

Our LGBTQ related business operations may subject us to the prejudices of those opposed to the existence and expansion of LGBTQ rights.

As an LGBTQ focused company, we recognize that certain individuals or groups will not look favorably upon our LGBTQ related operations and strategies and may seek to impede the development and expansion of our businesses.

We have a history of net losses, may incur substantial net losses in the future and may not achieve profitability.

We have incurred significant losses since inception. We expect to incur increased costs in order to implement additional initiatives designed to increase revenues. If our revenues do not increase to offset these additional expenses or if we experience unexpected increases in operating expenses, we will continue to incur significant losses and will not become profitable. If we are not able to significantly increase our revenues, we will likely not be able to achieve profitability in the future.

We may not be able to secure additional financing as and when needed.

We will need to raise significant additional funds to develop and support our business operations, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. We cannot be sure that this financing will be available on acceptable terms or at all. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing shareholders will be reduced, our shareholders may experience additional dilution in net book value, and such equity securities may have rights, preferences, or privileges senior to those of our existing shareholders. If adequate funds are not available on acceptable terms or at all, we may be unable to develop or enhance our services and products, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

If we lose the services of our Chief Executive and Financial Officer or other members of our senior management team, we may not be able to execute our business strategy.

Our success depends in a large part upon the continued service of our senior management team. In particular, our Chief Executive and Financial Officer, Robert A. Blair, is critical to our vision, strategic direction, culture, products and technology. We do not maintain key-man insurance for Mr. Blair or any other member of our senior management team. The loss of our Chief Executive and Financial Officer, even temporarily, or any other member of senior management would harm our business.

We rely on our independent contractors in adequately performing their contractual obligations, meeting expected deadlines and satisfying applicable regulatory requirements

We depend and expect to continue to depend on independent contractors to adequately perform a substantial part of our projects and successfully carry out their contractual duties and obligations. However, these contractors may not assign as a great priority a process of developing our projects in accordance with our expected levels of quality control or meet expected deadlines, may not devote sufficient time to develop our projects, or may not pursue their contractual obligations as diligently as we would if we were undertaking such activities ourselves. They may also establish relationships with other commercial entities, some of whom may compete with us. If our independent contractors fail to perform their contractual duties at acceptable quality levels or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the data they obtain or services they provide is compromised due to a failure to adhere to our protocols, legal and regulatory requirements or for other reasons, the development and commercialization of our LGBTQ businesses could be stopped, delayed, or made less profitable. As a result, our operations and the commercial prospects for marketing of our LGBTQ businesses would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

Risks Related to our Financial Condition

We have a history of losses, will need substantial additional funding to continue our operations and may not achieve or sustain profitability in the future.

Our past and present operations have consumed substantial amounts of cash since inception. We have incurred losses since our incorporation and formation in 2010. Although we are actively advancing our LGBTQ business operations, we do not expect meaningful revenues from our operations until the fourth quarter of 2019 or the first quarter of 2020. If our forecasts prove incorrect, our business, operating results and financial condition will be materially and adversely affected. We anticipate that our operating expenses will increase in the foreseeable future as we continue to pursue the development of our products and services. These efforts may prove more expensive than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses.

We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain substantial additional funding in order to continue our operations.

To date, we have financed our operations through a mix of investments from private investors and the incurrence of debt and we expect to continue to utilize such means of financing for the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of indebtedness, we would likely become subject to covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to reduce or cease our operations. Any of these events could materially and adversely affect our business, financial condition and prospects, and could cause our business to fail.

We are dependent upon the exercise of the June 4, 2019 Warrant issued to Pride Partners LLC to fund future operations.

If our June 4, 2019 Warrant is fully exercised, we will receive an aggregate of approximately $668,000 in gross proceeds. The exercise of the Warrant is subject to a 4.99% beneficial ownership limitation. We can demand that the holder exercise portion of the Warrant at certain times subject to satisfaction of the equity conditions set forth in the Warrant.

For purposes of the Warrant, equity condition means that during the period in question, (a) we will have duly honored all conversions and exercises scheduled to occur or occurring by virtue of one or more notices of conversion of debentures or notices of exercise of warrants of the holder, if any, (b) we will have paid all liquidated damages and other amounts owing to the holder in respect of the Debenture and the Warrant, (c) there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of common stock issuable pursuant to the June 4, 2019 transaction documents, (d) our common stock is trading on a trading market and, to the extent required, all of the shares issuable pursuant to the June 4, 2019 transaction documents are listed or quoted for trading on such trading market, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares then issuable pursuant to the June 4, 2019 transaction documents, (f) there is no existing Event of Default (as defined in the Debenture) and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default (as defined in the Debenture), (g) the issuance of the shares in question to the holder would not violate the 4.99% beneficial ownership limitations set forth in the Warrant, (h) there has been no public announcement of a pending or proposed Fundamental Transaction (as defined in the Debenture) or Change of Control Transaction (as defined in the Debenture) that has not been consummated, (i) holder is not in possession of any information provided by us, any of our subsidiaries, or any of our officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information, (j) for each trading day in a period of 10 consecutive trading days prior to the applicable date in question, the daily trading volume for our common stock on our principal trading market exceeds 1,000,000 shares (subject to adjustment for forward and reverse stock splits and the like) per trading day and (h) at the time of our demand and at all times thereafter until the Warrant is exercised in accordance with the terms of the Warrant, the trading price of our common stock will exceed the then applicable exercise price of the Warrant.

In the event the holder does not voluntarily exercise the Warrant or is not required to comply with a demand for exercise due to a failure to satisfy the equity conditions, we may not realize certain Warrant proceeds when needed or at all. In such event, we will need to seek alternative sources of funding including, but not limited to, sales of our Series B Convertible Preferred Stock. The use of certain other funding sources will require the approval of the holder. The failure to obtain required funding on a timely basis will have a detrimental impact on our financial condition and our ability to sustain anticipated operation levels.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring net losses and accumulated deficit and expressing substantial doubt in our ability to continue as a going concern. At March 31, 2019 and December 31, 2018 we had an accumulated deficit of $5,596,402 and $3,880,234, respectively. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing or other capital, attain operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need them, we will be required to curtail or cease our operations, which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

Risk Related to Managing Any Growth We May Experience

We may engage in future acquisitions that could disrupt our business, cause dilution to our shareholders and harm our financial condition and operating results.

While we currently have no specific plans to acquire any other businesses, we may, in the future, make acquisitions of, or investments in, companies that we believe have products, services or capabilities that are a strategic or commercial fit with our current business or otherwise offer opportunities for our company. In connection with these acquisitions or investments, we may:

●	issue common stock or other forms of equity that would dilute our existing shareholders’ percentage of ownership,

●	incur debt and assume liabilities, and

●	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that it will ultimately strengthen our competitive position or that it will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our expected operations, including:

●	problems integrating the purchased business, products or technologies,

●	challenges in achieving strategic objectives, cost savings and other anticipated benefits,

●	increases to our expenses,

●	the assumption of significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying party,

●	inability to maintain relationships with prospective key customers, vendors and other business partners of the acquired businesses,

●	diversion of management’s attention from their day-to-day responsibilities,

●	difficulty in maintaining controls, procedures and policies during the transition and integration,

●	entrance into marketplaces where we have no or limited prior experience and where competitors have stronger marketplace positions,

●	potential loss of key employees, particularly those of the acquired entity, and

●	that historical financial information may not be representative or indicative of our results as a combined company.

Investment Risks

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in us may go down as well as up. In addition, there can be no certainty that the market value of an investment in us will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby. We are authorized to issue an aggregate of 1,000,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of our common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. Presently, there are 125,000 shares of our Series B Convertible Preferred Stock and 129,559 shares of our Series C Convertible Preferred Stock issued and outstanding. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of us. The ability of our Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of us by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is a limited market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain an active trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.

There is currently only a limited public market for shares of our Common Stock, and a more active trading market may never develop. Our common stock is quoted on OTC Markets. OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our Common Stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets. In this venue, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of December 31, 2018, our management concluded that our internal control over financial reporting was not effective as of such date to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

If we fail to maintain effective internal control, we may be unable to prevent or detect fraud or provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. This could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our Common Stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404(b). Our compliance with Section 404(b) may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group or an audit committee composed of independent directors of the Board, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404(b). We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404(b) by the date on which we are required to so comply.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This prospectus contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of (a) 6,250,000 shares which are issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), (b) 5,144,996 shares which are issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share), (c) 6,250,000 shares which represents a good faith estimate of the number of additional shares which may become issuable if the common stock purchase warrants referenced above are exercised at the variable exercise price applicable to the common stock purchase warrants or if the price protected anti-dilution provision applicable to the common stock purchase warrants is triggered, (d) 5,144,996 shares which represents a good faith estimate of the number of additional shares which may become issuable if the debentures referenced above are converted at the variable conversion price applicable to the debentures or if the price protected anti-dilution provision applicable to the debentures is triggered, (e) 53,000,000 shares which are issuable upon the conversion of 53,000 shares of our Series C convertible preferred stock and (f) 17,666,666 shares which are presently issued and outstanding.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the columns “Shares of common stock owned prior to this offering and registered hereby,” “Shares issuable upon exercise of warrants owned prior to this offering and registered hereby”, “Shares issuable upon conversion of debentures owned prior to this offering and registered hereby”, and “Shares issuable upon conversion of Series C preferred stock owned prior to this offering and registered hereby” in the table below. The table does not include up to 6,250,000 additional shares of common stock which may become issuable if the common stock purchase warrants are exercised at the variable exercise price applicable to the common stock purchase warrants or if the anti-dilution provision applicable to common stock purchase warrants are triggered or up to 5,144,996 additional shares of common stock which may become issuable if the debentures are converted at the variable conversion price applicable to the debentures or if the anti-dilution provision applicable to the debentures is triggered. The table will be revised in the event that common stock purchase warrant exercises or debenture conversions are made at the variable exercise or conversion prices applicable thereto or if the applicable anti-dilution provisions are triggered.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after July 1, 2019 (the “Determination Date”), through the exercise or conversion of any option, warrant, debenture, preferred stock or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Selling Stockholder	Shares of common stock beneficially owned prior to this offering(a)	Shares of common stock owned prior to this offering and registered hereby(b)	Shares issuable upon exercise of warrants owned prior to this offering and registered hereby(c)	Shares issuable upon conversion of debentures owned prior to this offering and registered hereby(d)	Shares issuable upon conversion of Series C preferred stock owned prior to the offering and registered hereby(e)	Shares of common stock beneficially owned upon completion of this offering1(f)		Percentage of common stock beneficially owned upon completion of this offering2(g)
Pride Partners, LLC (3)*	0	0	6,250,000	5,144,996	53,000,000	11,712,376	(4)	4.99%
Brian Neal	55,109,458	17,666,666	0	0	0	37,442,792		22.98%

* Affiliate of registered broker-dealer

(1)	Assumes that all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares underlying common stock purchase warrants, convertible debentures and Series C convertible preferred stock held by the Selling Stockholders, are sold in the offering and that shares of common stock beneficially owned by such selling stockholders, but not being registered by this prospectus, are not sold.

(2)	Except as otherwise provided in (4) below, percentages are based on the 162,920,724 shares of common stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options, debentures or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

(3)	Clifford Teller is the Managing Member of Pride Partners, LLC and has voting and investment power over the shares owned by Pride Partners, LLC.

(4)	Upon completion of this offering, Pride Partners, LLC will own 76,559 shares of our Series C preferred stock which are convertible, subject to a 4.99% beneficial ownership limitation, into 76,559,000 shares of our common stock. 11,712,376 represents 4.99% of 239,028,096 which will be the number of shares of our common stock deemed to be issued and outstanding for purposes of calculating Pride Partners LLC’s beneficial ownership upon completion of the offering assuming such 11,712,376 shares are deemed to be issued and outstanding and no new shares other than the 64,394,996 shares issuable upon exercise of the warrants, debentures and Series C preferred stock owned by Pride Partners, LLC, as reflected in columns (c), (d) and (e) ,are issued by us.

USE OF PROCEEDS

We will not receive proceeds from sales of common stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

On February 1, 2012, our common stock became listed for quotation on the OTC Bulletin Board, originally under the symbol “PTRV.” Our symbol changed to “LFAP” on September 12, 2012 in connection with our name change to “LifeApps Digital Media Inc.” and remained “LFAP” following our name changes to “LifeApps Brands Inc.” and to “LGBTQ Loyalty Holdings, Inc.” Since December 7, 2012, our common stock has been quoted solely on the OTC Markets Group, Inc.’s marketplace.

The trading of our common stock began on March 26, 2012. The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on OTC Markets (OTC Pink). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is thinly traded and, thus, pricing of our common stock on OTC Markets does not necessarily represent its fair market value. The prices give retroactive effect to our one-for-fifteen reverse stock split which took effect on January 7, 2016.

	High	Low
June 30, 2019	$0.183	$0.0712

March 31, 2019	$0.168	$0.0025

December 31, 2018	$0.0075	$0.0026

September 30, 2018	$0.008	$0.0064

June 30, 2018	$0.0101	$0.006

March 31, 2018	$0.0151	$0.008

December 31, 2017	$0.015	$0.0053

September 30, 2017	$0.0182	$0.006

June 30, 2017	$0.021	$0.0045

March 31, 2017	$0.0074	$0.0045

December 31, 2016	$0.0055	$0.0036

September 30, 2016	$0.011	$0.0053

As of July 1, 2019 there were 162,920,724 shares of our common stock issued and outstanding, 6,250,000 shares issuable upon exercise of warrants (assuming exercise at the fixed exercise price of $0.1069 per share), 5,144,996 shares issuable upon conversion of debentures (assuming conversion at the fixed exercise price of $0.1069 per share), 1,437,500 shares issuable upon conversion of Series B preferred stock (assuming exercise at the fixed conversion price of $0.10 per share), 129,559 shares issuable upon conversion of Series C preferred stock and 5,800,000 shares issuable upon exercise of outstanding options. On that date, there were 30 holders of record of shares of our common stock.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

On September 10, 2012, our Board of Directors and stockholders owning a majority of our outstanding shares adopted our 2012 Equity Incentive Plan. A total of 666,667 shares of our common stock were originally reserved for issuance under the 2012 Plan but effective December 31, 2015, this amount was increased to 20,000,000 (post-split basis). If an incentive award granted under the 2012 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2012 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of July 1, 2019, with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- Average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	5,800,000	0.0045	2,753,312
Equity compensation plans not approved by securities holders	—	—	—

TOTAL	5,800,000	0.0045	2,753,312

As of July 1, 2019, we have 5,800,000 outstanding stock options under the 2012 Plan issued to employees and consultants to purchase an aggregate of 5,800,000 shares of our common stock. Of these 2012 Plan options, there are outstanding 4,300,000 four-year options issued on May 24, 2016 exercisable for 4,300,000 shares with an exercise price of $0.0026 per share, and 1,500,000 five-year options issued on December 19, 2017 exercisable for 1,500,000 shares with an exercise price of $0.01 per share. During the six months ended June 30, 2019 an aggregate of 500,000 options were exercised and no options were cancelled. During the year ended December 31, 2018 an aggregate of 10,946,688 options were exercised and no options were canceled. During the year ended December 31, 2017 an aggregate of 4,700,000 options were cancelled.

See “Executive Compensation” for information regarding individual equity compensation arrangements received by our executive officers pursuant to their employment agreements with us.

Shares issued under the 2012 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2012 Plan. In addition, the number of shares of common stock subject to the 2012 Plan and the number of shares and terms of any incentive award are expected to be adjusted in the event of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

Our Board of Directors administers the 2012 Plan. Subject to the terms of the 2012 Plan, our Board of Directors has complete authority and discretion to determine the terms of awards under the 2012 Plan.

Eligible Recipients

Any officer or other employee of the Company or its affiliates, or an individual that the Company or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its affiliates, including a non-employee director of the Board, is eligible to receive awards under the 2012 Plan.

Grants

The 2012 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended and stock appreciation rights, as described below:

Options granted under the 2012 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share.  The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant. Such awards may include vesting requirements.

Restricted stock awards and restricted stock units may be awarded on terms and conditions established by our Board of Directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

Our Board of Directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

Stock awards are permissible. Our Board of Directors establishes the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

Stock appreciation rights or SARs, entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment, and Termination

Our Board of Directors may amend, suspend or terminate the 2012 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2012 Plan terminates ten years after it is adopted.

Options, Warrants, Debentures and Preferred Stock

See “Description of Securities” below for information about our outstanding options, warrants, convertible debentures and convertible preferred stock to purchase Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this prospectus. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

The following discussion highlights the results of operations and the principal factors that have affected our financial condition, as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on the audited financial statements contained in this prospectus, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Basis of Presentation

The financial statements contained herein include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these financial statements.

Overview

From approximately January 1, 2013, through approximately June 1, 2019, we were a licensed developer and publisher of apps for the Apple Apps Store for iPhone, iPod touch, iPad and iPad mini. We were also a licensed developer on both Google Play and Amazon Appstore for Android. We distributed apps on all three platforms.

On January 25, 2019, we entered into and closed a Securities Exchange Agreement with Maxim Partners LLC, a New York limited liability company, pursuant to which LGBT Loyalty LLC became a wholly owned subsidiary of ours. Through LGBT Loyalty LLC, we intend to create, establish, develop, manage and fund an LGBTQ Loyalty Preference Index (the “Index”). The Index is expected to be the first “preference” index to survey a representative group of the LGBTQ community to determine which companies within the S&P 500 best support and are supported by the LGBTQ community. We have signed a Letter of Intent to partner with ProcureAM in the creation and development of the Index. ProcureAM will also advise as to the additional service providers for the Index including outside Index Counsel, Index Calculation Agent, Bank Custodian, PR Firm, Data Collection Agent, Index Data Compiler, Listing Agent, Public Auditor and Index Advisors. The Index is presently in the development stage. We expect it to be completed during the third quarter of 2019 and for revenue generation therefrom to commerce in or about December 2019. We also plan to create additional businesses that will enhance the Index and/or allow businesses to promote and showcase their support for the LGBTQ community, including the LGBTQ Loyalty Sponsorship Program, which we intend to establish to promote the growth of the Index. Our LGBTQ Loyalty Sponsorship Program will consist of both a Founding Partners Campaign and a LGBTQ Loyalty 100 Corporations Engagement Campaign. We will pursue partnerships with socially conscious companies globally that seek to market and advertise directly to LGBTQ consumers. We also intend to partner with some of the most recognizable LGBTQ community leaders from around the world to have them become LGBTQ Loyalty Sponsorship members that will promote the Index. The LGBTQ Loyalty Sponsorship Program will incorporate marketing and support of the companies included in the Index. Companies within the Index will be given the opportunity to purchase LGBTQ Loyalty Sponsorship packages. Sponsorship packages will be tier priced starting at ten thousand dollars for a first level package and increasing to one million dollars for a gold level package. We plan to utilize the networking and relationships of our Board of Directors to promote the LGBTQ Loyalty Sponsorship packages. We also intend to focus on two complimentary businesses, an LGBTQ Advertising Network and an LGBTQ Media Network. The LGBTQ Advertising Network will offer a direct link to the companies that desire to deliver a customized marketing campaign to the LGBTQ consumer. We intend to offer our expertise including our own survey data to help companies develop their targeted message in a powerful delivery network. The LGBTQ Media Network will aggregate content from around the world in a 24/7 digital delivery format that is intended to target the highly desired spending power of the LGBTQ consumer.

In connection with the January 25, 2019 Securities Exchange Agreement with LGBT Loyalty LLC and Maxim Partners LLC, we acquired all of the membership interests of LGBT Loyalty LLC in exchange for 120,959,996 shares of our restricted common stock and one share of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The common stock issued to Maxim Partners LLC represented, upon issuance, 49.99% of our then issued and outstanding shares of common stock.

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock and authorized the issuance of up to 1,500,000 shares of Series B Preferred Stock. The Series B Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into common stock. Effective April 3, 2019, we issued an aggregate of 125,000 shares of our Series B Convertible Preferred Stock to five persons at a price of $1.00 per share or an aggregate of $125,000.

On June 4, 2019, we entered into and closed a Securities Purchase Agreement with Pride Partners LLC pursuant to which for a purchase price of $500,000, Pride Partners LLC purchased $550,000 in principal amount of a 10% Original Issue Discount Senior Convertible Debenture (the “Debenture”) due 15 months following the date of issuance and an 18 month common stock purchase warrant (the “Warrant”) exercisable for up to 6,250,000 shares (subject to adjustment thereunder) of our common stock. Pursuant to the Securities Purchase Agreement, Pride Partners LLC was given an 18 month right of first refusal to participate in up to 50% of any subsequent financings by us. The Securities Purchase Agreement also provides that without the prior written consent of Pride Partners LLC, from June 4, 2019 until the earlier of (i) September 4, 2020 and (ii) the date on which the Debenture has been converted or paid in full, neither we nor any subsidiary of ours may issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our common stock or common stock equivalents, except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement), unless 50% of the proceeds from such issuance are used towards an Optional Redemption (as such term is defined in the Debenture) of the Debenture pursuant to the terms thereof, provided further, however, that at such time that all of the Registrable Securities (as such term is defined in the June 4, 2019 Registration Rights Agreement between us and Pride Partners LLC) have been registered, only 10% of the proceeds from such issuance need to be used towards an Optional Redemption. The Securities Purchase Agreement further provides that, without the written consent of Pride Partners LLC, from June 4, 2019 through the date on which Pride Partners LLC no longer holds any Warrants, we shall be prohibited from effecting or entering into any agreement to effect any issuance by us or any of our subsidiaries of common stock or common stock equivalents involving a variable rate transaction except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement).

Our present focus is on the development of niche demographic media programs and networks. Our management team has selected the LGBT marketplace as their first audience to target for the following reasons: the LGBT community is estimated to have four times the buying power of Hispanics and African Americans, two times the buying power of Asian Americans and four times the buying power of millennials, and they are extremely loyal and consistent consumers. At current growth rates, the purchasing power of the US LGBT community is estimated to exceed 1 trillion dollars by 2020. Currently, the LGBT audience is fragmented across multiple sites. We will target this audience directly with community specific content, blogs, stories and video. Currently there are an estimated 19.6 million people who identify themselves as LGBT in the US. They represent an estimated 890 billion dollars of buying power in the US and an estimated 3 trillion dollars globally. Same-sex households have an estimated 23% higher median income as compared to mainstream households. They are believed to be 1.23 times more likely to buy brands that reflect their style and they are believed to be 1.56 times more likely to consider themselves a spender rather than a saver. Our focus will be to aggregate the LGBT audience through a powerful database marketing platform.

We will continue to explore acquisitions of companies and new technologies. In addition, we will also explore the acquisition of consumer related products as well. Such acquisitions will be considered where the purchase can help increase our revenues or enable us to attain assets that will allow us to gain technological advances that would be more costly to develop than to purchase.

Our Products

We have commenced the creation of a LGBTQ Loyalty Preference Index. We will attempt to grow and publicize the Index through an LGBTQ Loyalty Sponsorship Program consisting of a Founding Partners Campaign and a LGBTQ Loyalty 100 Corporations Engagement Campaign, both of which are presently under development and are expected to be completed during the third quarter of 2019. LGBTQ Loyalty Sponsorship packages will be offered to companies that support the LGBTQ community. We also intend to create a LGBTQ Advertising Network and a LGBTQ Media Network. The LGBTQ Loyalty Preference Index will survey and select up to 100 of the most influential companies that support and market their products and services to LGBTQ consumers. Our LGBTQ Loyalty Sponsorship Programs will be offered to all companies that express an interest in promoting their support for the LGBTQ community through marketing, hiring practices, charitable giving and other forms of support. The LGBTQ Advertising Network will deliver market specific messaging to this powerful consumer group and will be available to assist companies in tailoring their advertising for the greatest impact. The LGBTQ Media Network is intended to attract viewers through breaking news and relevant content from the world of news, entertainment, sports, politics, travel and health and fitness. The LGBTQ Media Network will aggregate content from around the world in a 24/7 digital delivery format that is intended to target the highly desired spending power of the LGBTQ consumer. We expect to launch the LGBTQ Media Network and LGBTQ Advertising Network during the first quarter of 2020.

Revenue

We intend to monetize and drive revenue through development of the LGBTQ Loyalty Preference Index. We will receive a percentage of the revenues derived from the Index. We expect the Index to reach the break-even point when its holdings of funds under management are approximately $40,000,000. We also intend to drive revenue through ancillary businesses that will support and be supported by the LGBTQ Loyalty Preference Index. Our LGBTQ Loyalty Sponsorships Programs are intended to produce revenue through direct sales of the offerings to companies who desire to be recognized as supportive of the LGBTQ community. The LGBTQ Advertising Network and LGBTQ Media Network are expected to drive revenue as a vehicle to market and advertise to the highly sought-after LGBTQ consumer demographic. We expect the LGBTQ Loyalty Preference Index to commence generation of revenues in or about December 2019 and for our LGBTQ Loyalty Sponsorship Programs to commence generating revenues during the latter part of the third quarter of 2019.

Critical Accounting Policies and Estimates

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), which contemplates our continuation as a going concern. As of March 31, 2019, we have incurred losses of $(5,596,402). To date we have funded our operations through advances from related parties, issuances of convertible debt, and the sale of our common and preferred stock. We intend to raise additional funding through third party equity or debt financing. There is no certainty that funding will be available as needed. These factors raise substantial doubt about our ability to continue operating as a going concern. Our ability to continue our operations as a going concern, realize the carrying value of our assets, and discharge our liabilities in the normal course of business is dependent upon our ability to raise capital sufficient to fund our commitments and ongoing losses, and ultimately generate profitable operations.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Revenue Recognition

Revenue is derived primarily from the sale of sports and fitness apparel and equipment, and software applications designed for use on mobile devices such as smart phones and tablets. Revenue is recognized only when persuasive evidence of an arrangement exists, the fee is fixed or determinable, the product or service has been delivered, and collectability is probable.

We sell our software directly via Internet download through third party agents. We recognize revenue when payment is received from the agent. Payment is received net of commission paid to the agent, usually 70% to us and 30% to the agent. We record the net amount received as revenue.

We also publish and sell digital magazines through the internet. Magazines can be purchased as individual volumes or as a subscription. To date we have not had any subscription sales.

Cost of Revenue

Cost of revenue includes the cost of amounts paid for articles, photography, editorial and production cost of the magazine and ongoing web hosting costs. Cost of revenue related to product sales includes the direct cost of those products sold.

Equity Based Payments

Equity based payments are accounted for in accordance with ASC Topic 718, Compensation – Stock Compensation. The compensation cost is based upon fair value of the equity instrument at the date grant. The fair value has been estimated using the Black-Sholes option pricing model.

Results of Operations

Three months ended March 31, 2019, compared with the three months ended March 31, 2018

Revenues for the three months ended March 31, 2019 and 2018 were $2,064 and $1,594, respectively. Revenues for both periods were derived primarily from the sale of sports apparel and health and fitness products.

There were no costs associated with the revenue for the quarters resulting gross profits for three months ended March 31, 2019 and 2018 of $2,064 and $1,594 (100%), respectively.

We had net losses of $1,716,168 and $225,449 for the three months ended March 31, 2019 and 2018, respectively.

The following is a breakdown of our selling, general and administrative expenses for the three months ended March 31, 2019 and 2018:

	Three months Ended March 31,
	2019	2018	Difference	% Change
Personnel costs	$431,663	$86,812	$344,821	397.2%
Professional fees	167,008	6,100	160,908	2,367.8%
Travel and entertainment	3,301	1,523	1,778	113.7%
Consulting expense	41,455	89,155	(47,700)	(53.5)%
Stock related expenses	-	262	(262)	-
Merger costs	388,675	-	388,675	-
Rent	-	255	(255)	-
Other expenses	961	597	364	60.9%
	$1,033,062	$184,702	$848,359	2,898.3%

Personnel costs during the quarter ended March 31, 2019 consisted principally of $68,500 of salaries paid or accrued for our chief executive officer and president, $43,312 of amortization of deferred compensation and $313,600 related to the value of shares issued for director compensation. Personnel costs during the quarter ended March 31, 2018 consisted principally of $43,500 of salaries accrued for our chief executive officer and president, $43,312 of amortization of deferred compensation.

Professional fees increased primarily due to the timing of audit related costs and fees associated with the Securities Exchange Agreement with LGBT Loyalty LLC.

Travel expenses increased as a result of costs associated with Securities Exchange Agreement with LGBT Loyalty LLC.

Consulting expenses during the quarter ended March 31, 2019 consisted principally of $18,750 of costs paid or accrued for our former chief executive officer and $22,705 of amortization of deferred compensation. Consulting expenses during the quarter ended March 31, 2018 consisted principally of $37,500 of costs accrued for our former chief executive officer, $5,676 of amortization of deferred compensation. Additionally, we had $45,979 of costs associated with cash payments and common stock issued in connection with consulting contracts with third parties.

We incurred $388,675 of costs associated with the Securities Exchange Agreement with LGBT Loyalty LLC as a result of the issuance of 129,558,574 shares of our common stock.

All of our other operating costs were not significant in the aggregate.

We had operating losses of $1,030,998 and $183,258 for the three months ended March 31, 2019 and 2018, respectively.

Interest and derivative expenses are primarily related to a convertible note payable to a third-party lender that was secured during the quarter ended March 31, 2018. The note was fully converted to common stock during the quarter ended March 31, 2019.

Results of Operations

Year ended December 31, 2018 Compared to the Year ended December 31, 2017

(References to 2018 and 2017 are to the years ended December 31, 2018 and 2017 respectively, unless otherwise specified.)

Revenues for 2018 and 2017 were $2,574 and $3,793, respectively. Revenues were primarily from the sale of sports apparel and health and fitness products.

In the future we will incur direct cost related to revenue such as webhosting and direct cost for our customer support. For the foreseeable future we anticipate outsourcing such costs.

Cost of revenue for 2018 and 2017 was $0 and $49 (1.3%), respectively. This resulted in a gross profit for 2018 and 2017 of $2,574 (100%) and $3,744 (98.7%), respectively. Costs were primarily the cost of products sold.

The following is a breakdown of our selling, general and administrative expenses for 2018 and 2017:

	2018	2017	Change	% Change
Personnel costs	$347,713	$154,800	$192,913	125%
Professional fees	160,226	36,710	123,516	336%
Marketing, and promotion advertising	—	3,495	(3,495)	—
Equity based payments and expenses	—	53,880	(53,880)	—
Consulting fees	218,532	—	218,532	—
Travel and entertainment	10,827	3,022	7,805	258%
Rent expense	255	4,350	(4,095)	-94%
Other expenses	10,410	3,337	7,073	212%
	$747,963	$259,594	$488,369

Personnel costs in 2018 consist primarily of unpaid salary accruals for our chief executive officer and president ($174,000) and the amortization of deferred officer compensation ($173,713). Personnel costs in 2017 consist primarily of unpaid salary accruals for our chief executive officer.

Professional fees increased by $123,516 (336%) from $36,710 in 2017 to $160,226 in 2018. The increase is a result of the timing of the services provided for auditing and legal services and additional legal services related to changes in the Company’s planned operations.

Consulting expense during the year ended December 31, 2018 consisted principally of $150,000 of costs accrued for our former chief executive officer and $22,705 of amortization of deferred compensation. Additionally, we had $45,827 of costs associated with common stock issued in connection with consulting contracts with third parties.

Amounts charged to equity-based payment expense for the options granted to employees and non-employees was $53,880 for the year ended December 31, 2017 and $0 for the year ended December 31, 2018.

Travel expenses increased by $7,805 for the year ended December 31, 2018 from $3,022 for the year ended December 31, 2017 to $10,827 for the year ended December 31, 2018 as a result of the change in our business operations.

Rent expense decreased by $4,095 for the year ended December 31, 2018 from $4,350 for the year ended December 31, 2017 to $255 for the year ended December 31, 2018. The decrease is a result of the change in our principal office location.

There was no marketing expense recorded during year ended December 31, 2018 due to the change in our business operation. For the year ended December 31, 2017 we had marketing expenses of $3,495.

All of our other operating costs were not significant in the aggregate.

Interest and derivative expenses are primarily related to a convertible note payable to a third-party lender that was secured during the quarter ended March 31, 2018 and interest accrued pursuant to employment and consulting contracts..

We had operating and net losses of $834,846 and $256,825 for 2018 and 2017, respectively. The increase in net loss for 2018 is due primarily to personnel costs, consulting fees and professional fees.

Liquidity and Capital Resources

Historically, we have been financed primarily by capital contributions from management, from short term loans, and through sales of our securities. Our existing sources of liquidity may not be sufficient for us to implement our business plans. There are no assurances that we will be able to raise additional capital as and when needed.

As of March 31, 2019, we had a working capital deficit of $535,560 as compared to a working capital deficit of $710,855 at December 31, 2018.

During the three months ended March 31, 2019 and 2018, operations used cash of $40,394 and $10,331, respectively.

During the three months ended March 31, 2019 and 2018, we used no cash in investing activities.

As of December 31, 2018, we had a working capital deficit of $710,855 as compared to a working capital deficit of $769,205 at December 31, 2017.

During the year ended December 31, 2018, operations used cash of $63,775 as compared to cash of $49,614 for the year ended December 31, 2017.

There was no investing activity during the years ended December 31, 2018 and 2017.

During the year ended December 31, 2018 financing activities provided cash of $103,599. During the year ended December 31, 2017 financing activities provided cash of $49,310.

We received $32,000 as proceeds from a convertible note payable to a third-party lender during the year ended December 31, 2018. Also, we received an aggregate of $70,000 from the issuance of common stock and notes payable from three unrelated entities.

During 2018 related parties and shareholders provided $3,599 in cash to finance the Company.

During 2017 related parties and shareholders provided a net amount of $29,310 in cash to finance the Company.

We will continue to seek out additional capital in the form of debt or equity under the most favorable terms we can find.

Off-Balance Sheet Arrangements

None.

Contractual Obligations

Not applicable.

DESCRIPTION OF BUSINESS

Business Overview

On January 25, 2019, we entered into and closed a Securities Exchange Agreement with Maxim Partners, LLC and LGBT Loyalty LLC pursuant to which LGBT Loyalty LLC became a wholly owned subsidiary of ours. Through LGBT Loyalty LLC, we intend to create, establish, develop, manage and fund an LGBTQ Loyalty Preference Index (the “Index”). The Index is expected to be the first “preference” index to survey a representative group of the LGBTQ community to determine which companies within the S&P 500 best support and are supported by the LGBTQ community. We have signed a Letter of Intent to partner with ProcureAM in the creation and development of the Index. ProcureAM will also advise as to the additional service providers for the Index including outside Index Counsel, Index Calculation Agent, Bank Custodian, PR Firm, Data Collection Agent, Index Data Compiler, Listing Agent, Public Auditor and Index Advisors. In addition, we are developing a business model designed for businesses to promote and showcase their support for the LGBTQ community. We also plan to create additional businesses that will enhance the Index, including LGBTQ Loyalty Sponsorship which we intend to establish to promote the growth of the Index. We will pursue partnerships with socially conscious companies globally that seek to market and advertise directly to LGBTQ consumers. We also intend to partner with some of the most recognizable LGBTQ community leaders from around the world to have them become LGBTQ Loyalty Sponsorship members that will promote the Index. The LGBTQ Loyalty Sponsorship will incorporate marketing and support of the companies included in the Index. Companies within the Index will be given the opportunity to purchase LGBTQ Loyalty Sponsorship packages. Sponsorship packages will be tier priced starting at ten thousand dollars for a first level package and increasing to one million dollars for a gold level package. We plan to utilize the networking and relationships of our Board of Directors to promote the LGBTQ Loyalty Sponsorship packages. We also intend to focus on two complimentary businesses, an LGBTQ Advertising Network and an LGBTQ Media Network. The LGBTQ Advertising Network will offer a direct link to the companies that desire to deliver a customized marketing campaign to the LGBTQ consumer. We intend to offer our expertise including our own survey data to help companies develop their targeted message in a powerful delivery network. The LGBTQ Media Network will aggregate content from around the world in a 24/7 digital delivery format that is intended to target the highly desired spending power of the LGBTQ consumer.

In connection with the Securities Exchange Agreement and the closing thereunder, no changes were made to the composition of our Board of Directors or executive officers. Accordingly, immediately following the closing, our Board of Directors continued to be comprised of Robert Blair and Lawrence Roan, and our executive officers continued to be comprised of Robert Blair (Chief Executive Officer and Chief Financial Officer) and Brian Neal (President). Effective March 8, 2019, we appointed Barney Frank and Billy Bean to our Board of Directors. Effective March 25, 2019, we appointed Martina Navratilova to our Board of Directors. Effective April 18, 2019 we appointed LZ Granderson and Robert Tull to our Board of Directors.

The Securities Exchange Agreement also provides that during the six month period following the January 25, 2019 closing under the Securities Exchange Agreement (i) we cannot enter into any financing transactions without the prior written consent of Maxim Partners LLC, which consent cannot be unreasonably withheld, and (ii) we cannot issue any equity or debt securities without the prior written consent of Maxim Partners LLC, which consent cannot be unreasonably withheld. As further provided in the Securities Exchange Agreement, from the date of its formation through the date of the Securities Exchange Agreement, LGBT Loyalty LLC had no material operations, assets or liabilities.

On January 24, 2019 we filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock with the Delaware Secretary of State to create a series of preferred stock designated Series A Convertible Preferred Stock consisting of one share. The share of Series A Preferred Stock was issued to Maxim Partners, LLC in connection with the January 25, 2019 Securities Exchange Agreement described above. The Series A Convertible Preferred Stock had no voting, liquidation or other rights other than the right to convert into common stock. The Series A Preferred Stock automatically converted into additional shares of our restricted common stock immediately after (i) the number of shares of our authorized common stock was increased from 500,000,000 to 1,000,000,000 shares (the “Share Increase”); and (ii) the January 25, 2019 warrants issued to Brian Neal, our President, and Robert Gayman, our former Executive Management Consultant, at the closing of the securities exchange transaction described below (the “Management Warrants”) were automatically exercised for shares of our restricted common stock. The Management Warrants represented common stock purchase warrants that were issuable to Robert Blair, our Chief Executive Officer, Brian Neal and Robert Gayman, and/or their designees or assignees (collectively, the “Management Holders”) in exchange for the cancellation of all amounts due to the Management Holders by us as of, but not including, January 1, 2019, which amounts consisted solely of accrued salaries and /or consulting fees earned by the Management Holders through December 31, 2018, plus interest due thereon. These amounts consisted of $161,629 due to Robert Blair, representing $154,600 of compensation and $7,029 of interest, $25,054 due to Brian Neal, representing $24,000 of compensation and $1,054 of interest and $161,629 due to Robert Gayman, representing $154,600 of compensation and $7,029 of interest. Prior to their issuance, Robert Blair gifted his right to receive Management Warrants to Brian Neal. The Management Warrants were automatically exercisable for shares of our restricted common stock following the Share Increase at an exercise price equal to a 10% discount to the volume weighted average price for our common stock during the three trading days ending on the seventh trading day following January 31, 2019. The share of Series A Convertible Preferred Stock was automatically convertible into 99.98% of the number of shares issued upon the automatic exercise of the Management Warrants. Effective March 26, 2019, the share of Series A Convertible Preferred Stock was converted into 8,598,578 shares of our common stock.

On March 26, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation to increase our authorized capitalization from 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, to 1,000,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As the result of the filing of the Certificate of Amendment, the Management Warrants were automatically exercised for 8,600,298 shares of our common stock and following such exercise the outstanding share of Series A Preferred Stock was automatically converted into 8,598,578 shares of common stock.

On June 4, 2019, we entered into and closed a Securities Purchase Agreement with Pride Partners LLC, a New York limited liability company, pursuant to which for a purchase price of $500,000, Pride Partners LLC purchased $550,000 in principal amount of a 10% Original Issue Discount Senior Convertible Debenture (the “Debenture”) due 15 months following the date of issuance and an 18 month common stock purchase warrant (the “Warrant”) exercisable for up to 6,250,000 shares (subject to adjustment thereunder) of our common stock, $0.001 par value per share. Pursuant to the Securities Purchase Agreement, Pride Partners LLC was given an 18 month right of first refusal to participate in up to 50% of any subsequent financings by us. The Securities Purchase Agreement also provides that without the prior written consent of Pride Partners LLC, from June 4, 2019 until the earlier of (i) September 4, 2020 and (ii) the date on which the Debenture has been converted or paid in full, neither we nor any subsidiary of ours may issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our common stock or common stock equivalents, except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement), unless 50% of the proceeds from such issuance are used towards an Optional Redemption (as such term is defined in the Debenture) of the Debenture pursuant to the terms thereof, provided further, however, that at such time that all of the Registrable Securities (as such term is defined in the June 4, 2019 Registration Rights Agreement between us and Pride Partners LLC) have been registered, only 10% of the proceeds from such issuance need to be used towards an Optional Redemption.

The Securities Purchase Agreement further provides that, without the written consent of Pride Partners LLC, from June 4, 2019 through the date on which Pride Partners LLC no longer holds any Warrants, we shall be prohibited from effecting or entering into any agreement to effect any issuance by us or any of our subsidiaries of our common stock or common stock equivalents involving a variable rate transaction except for Exempt Issuances (as such term is defined in the Securities Purchase Agreement).

In connection with the Securities Purchase Agreement, on June 4, 2019, each of our officers and directors entered into Lock-Up Agreements with us wherein they agreed not to sell any of our common stock owned by them or their affiliates during the period ending on the longer of (i) the 180 day anniversary of June 4, 2019, or (ii) 90 days following the effective date of the registration statement required to be filed under the June 4, 2019 Registration Rights Agreement between us and Pride Partners LLC. Certain shares owned by our president, Brian Neal, were exempted from the Lock-Up Agreement. Such exempted shares were, however, subject to a June 4, 2019 Leak-Out Agreement which prohibits sales of such exempted shares in amounts which exceed 5% of the trading volume for our common stock during any day in which sales of exempted shares are sold.

Subject to earlier conversion or redemption, the Debenture is due on September 4, 2020. At any time after June 4, 2019, the Debenture is convertible, in whole or in part, into shares of our common stock (the “Conversion Shares”) at the option of the holder, at any time and from time to time (subject to a 4.99% beneficial ownership limitation). If, on September 4, 2020, the outstanding principal balance of the Debenture is $50,000 or less, the Debenture, including all accrued and unpaid interest then due thereon, is automatically convertible into shares of our common stock. Subject to adjustment, the per share conversion price for the Debenture on any conversion date is the lesser of (i) $0.1069 or (ii) 85% of the lowest single trading date volume weighted average price for our common stock during the 5 trading days prior to the conversion date. No later than the earlier of (i) 2 trading days after our receipt of a notice of conversion and (ii) the number of trading days comprising the standard settlement period after our receipt of a notice of conversion, we are required to deliver Conversion Shares which, when permitted under applicable securities laws, will be delivered free of restrictive legends and trading restrictions. In the event that we fail to deliver Conversion Shares by the applicable delivery date, the holder may rescind such conversion until such time that the Conversion Shares are received by the holder. Our failure to timely deliver Conversion Shares subjects us to the payment of liquidated damages to the holder as well as buy-in liability under circumstances where the holder is required to purchase shares of our common stock in the open market in satisfaction of a sale by the holder of Conversion Shares which the holder was entitled to receive. We are required to reserve and keep available from our authorized and unissued shares of common stock a sufficient number of shares to cover conversions of the Debenture. The number and amount of Conversion Shares issuable upon conversion is subject to adjustment in the event of stock splits and stock dividends. The Debenture also provides for full ratchet anti-dilution price adjustments under circumstances where, during the term of the Debenture, we issue common stock or common stock equivalents, exclusive of Exempt Issuances, at prices below the then applicable Debenture conversion price. The Debenture further provides for adjustments in the event of certain rights offerings, pro rata distributions to shareholders and fundamental transactions. The Debenture is subject to optional redemption by us, for cash, in whole or in part, upon 20 trading days prior written notice by us but only in the event, unless waived by the holder, we satisfy the Equity Conditions (as such term is defined in the Debenture) during such 20 trading day period. Penalty interest is payable by us if we fail to effect an optional redemption by the applicable optional redemption date. The Debenture subjects us to negative covenants while the Debenture is outstanding.

The Debenture contains standard events of default. Upon an event of default, the outstanding principal amount of the Debenture, plus all accrued but unpaid interest, liquidated damages and other amounts owing through the date of default, becomes, at the holder’s election, immediately due and payable in cash at the Mandatory Default Amount (as such term is defined in the Debenture), and the annual rate of interest on the Debenture increases to the lesser of 18% per annum or the maximum rate permitted by law.

The Warrant entitles Pride Partners LLC or its assigns to purchase, subject to a 4.99% beneficial ownership limitation, up to 6,250,000 shares (the “Warrant Shares”) of our common stock (subject to adjustment as provided therein) at a per share exercise price equal to the lesser of (i) $0.1069 or (ii) 75% of the lowest single trading day volume weighted average price for our common stock during the 5 trading days prior to the exercise date. If the Warrant is fully exercised, we will receive an aggregate of approximately $668,000 in gross proceeds. We are required to deliver Warrant Shares in the same manner and with similar consequences for delivery failures applicable to the Debenture.

We are required to reserve and keep available from our authorized and unissued shares of common stock a sufficient number of shares to cover exercises of the Warrant. The number and amount of Warrant Shares issuable upon exercise is subject to adjustment in the event of stock splits and stock dividends. The Warrant also provides for full ratchet anti-dilution conversion price protection under circumstances where, during the term of the Warrant, we issue common stock or common stock equivalents, exclusive of Exempt Issuances, at prices below the then applicable Warrant exercise price. The Warrant also gives the holder the right, in the event that during the term of the Warrant we issue variable price securities, exclusive of Exempt Issuances, to substitute the variable price formula of the variable price securities for the then applicable Warrant exercise price. The Warrant further provides for price adjustments in the event of certain rights offerings, pro rata distributions to shareholders and fundamental transactions.

Provided that each of the Equity Conditions (as such term is defined in the Warrant) have been met for at least the 10 trading days prior to the date on which we make a Company Demand (as hereinafter defined), we have the right to demand (a “Company Demand”) that the holder exercise a portion of the Warrant as follows:

Demand Period	Dollar Amount of Warrant Shares*
From the 120th day after June 4, 2019 through the 150th day after June 4, 2019:	$125,000 of Warrant Shares
From the 150th day after June 4, 2019 through the 180th day after June 4, 2019:	$125,000 of Warrant Shares
From the 180th day after June 4, 2019 through the 210th day after June 4, 2019:	$125,000 of Warrant Shares
From the 210th day after June 4, 2019 through the 240th day after June 4, 2019:	$125,000 of Warrant Shares
From the 240th day after June 4, 2019 through the 270th day after June 4, 2019:	$125,000 of Warrant Shares

*	Assumes that the Warrant is exercisable for at least $625,000 of Warrant Shares.

We have the right to make two demands during each of the demand periods. Upon receipt of a demand, the holder has up to 15 trading days to exercise the portion of the Warrant subject to the demand (provided, that if the holder reasonably believes that the demand was not made in accordance with the terms of the Warrant, the holder can provide notice to us of its reasonable belief and will have no obligation to exercise the Warrant pursuant to our demand until the grievance is resolved in accordance with the terms of the transaction documents). If during any demand period (and with respect to the first demand period, if at any time between June 4, 2019 and the first demand period), the holder will have voluntarily exercised a portion of the Warrant (i.e., outside of a Company Demand), the maximum amount which may be subject to a demand during such demand period will be proportionately reduced by the dollar amount of Warrant Shares exercised during such demand period. If we fail to make a demand during a demand period (whether because we elect not to make such a demand or as a result of a failure to meet all of the Equity Conditions), we forfeit our ability to make a demand with respect to the dollar amount of Warrant Shares associated with such demand period. All requests for exercise provided by us to the holder are subject to the 4.99% beneficial ownership limitation.

Pursuant to the Securities Purchase Agreement, on June 4, 2019 we entered into the Registration Rights Agreement with Pride Partners LLC. Pursuant thereto we are required to file a registration statement or registration statements with respect to (i) the Conversion Shares, (ii) the Warrant Shares, (iii) any additional shares required to be registered pursuant to the anti-dilution provisions of the Debenture and the Warrant, (iv) any shares required to be registered in connection with the Debenture and Warrant as the result of the impact of stock splits, stock dividends, recapitalizations and similar transactions (such shares being registered pursuant to (i), (ii), (iii) and (iv) above being collectively referred to as the “Registrable Securities”), (v) up to 53,000,000 shares (the “Initially Registrable Maxim Securities”) of common stock issuable to Pride Partners LLC as the assignee of Maxim Partners LLC, as the result of the conversion of up to 53,000 shares of our Series C Preferred Stock and (vi) up to 17,666,666 shares of common stock owned by our president, Brian Neal (the “Neal Shares”). The Neal Shares are subject to the Leak-Out Agreement described above. We are required to file the initial registration statement for the registration of the Registrable Securities, Initially Registrable Maxim Securities and Neal Shares within 30 days of June 4, 2019 and to have such registration statement declared effective within 65 days of June 4, 2019 in the event of a no review of the registration statement by the Securities Exchange Commission (the “Commission”). In the event of a full review by the Commission, we are required to have the initial registration statement declared effective within 150 days of June 4, 2019.

We are required to keep all registration statements filed under the Registration Rights Agreement continuously effective under the Securities Act of 1933, as amended, until the date that all of the Registrable Securities covered thereby (i) have been sold thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner of sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement of Rule 144.

Notwithstanding any other provision of the Registration Rights Agreement, if the Commission sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular registration statement as a secondary offering (and notwithstanding that we used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities and other securities to be registered on such registration statement will be reduced as follows:

●	First, we will reduce or eliminate any securities to be included other than Registrable Securities, the Initially Registrable Maxim Securities and the Neal Securities;

●	Second, we will proportionately reduce the Initially Registrable Maxim Securities and the Neal Securities to be registered on behalf of Maxim and Brian Neal;

●	Third, we will reduce Registrable Securities represented by Warrant Shares; and

●	Fourth, we will reduce Registrable Securities represented by Conversion Shares.

In the event we are required to amend the initial registration statement in accordance with the foregoing, we will use our best efforts to file with the Commission, as promptly as allowed by the Commission, one or more registration statements to register for resale those Registrable Securities that were not registered for resale on the initial registration statement, as amended.

If, in connection with our obligations under the Registration Rights Agreement an Event (as such term is defined in the Registration Rights Agreement) takes place, and such Event continues beyond any stated period set forth in the Registration Rights Agreement, then, in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, on each such date and on each monthly anniversary thereof (if the Event has not been cured by such date) until the Event is cured, we are required to pay to each holder an amount, in cash, as partial liquidated damages, equal to the product of 1% multiplied by the aggregate subscription amount paid by the holder pursuant to the Securities Purchase Agreement. The maximum aggregate amount of partial liquidated damages payable to a holder under the Registration Rights Agreement is 8% of such aggregate subscription amount paid by the holder. Failure to timely pay partial liquidated damages as provided above requires us to pay interest at the rate of 18% per annum (or such lesser maximum amount permitted by applicable law) on the cash amount due.

The Registration Rights Agreement also contains indemnification and contribution provisions. The Registration Rights Agreement further provides that without the prior written consent of Pride Partners LLC, other than the Initially Registrable Maxim Securities and the Neal Securities, neither we nor any of our security holders (other than the holders in such capacity pursuant to the Registration Rights Agreement) may include securities of ours in any registration statements required by the Registration Rights Agreement other than the Registrable Securities. Further, without the prior written consent of Pride Partners LLC, we may not file any other registration statements until all of the Registrable Securities are registered pursuant to one or more registration statements that are declared effective by the Commission. The Registration Rights Agreement also provides for the grant of piggyback registration rights to the holders of Registrable Securities.

On June 3, 2019 we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C COD”) with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series C Convertible Preferred Stock and authorized the issuance of up to 129,559 shares of Series C Convertible Preferred Stock. On June 4, 2019, all of the 129,559 shares of Series C Convertible Preferred Stock were issued to Pride Partners LLC, the assignee of Maxim Partners LLC. The Series C Convertible Preferred Stock has no voting or other rights other than the right to receive dividends on a pari passu basis with holders of our common stock, the right to receive assets in the event of liquidation, dissolution or winding up on a pari passu basis with holders of our common stock and the right to convert into common stock. (See – “Description of Securities—Preferred Stock”)

On June 4, 2019 we entered into a Securities Exchange Agreement with Maxim Partners LLC (the “Holder”) pursuant to which the Holder exchanged 129,558,574 shares of our common stock for 129,559 shares (the “Exchange Shares”) of our Series C Convertible Preferred Stock (the “Share Exchange”). At the request of the Holder, the Exchange Shares were issued to Holder’s assignee, Pride Partners LLC. Pride Partners LLC is an affiliate of the Holder. For purposes of this disclosure, when applicable, reference to the Holder includes references to Pride Partners LLC, as the assignee of the Holder. Pursuant to the Securities Exchange Agreement, we have granted the Holder registration rights with respect to the Exchange Shares. We have agreed to file a registration statement within 30 days of June 4, 2019 covering the resale of 53,000,000 shares of Common Stock issuable upon conversion of 53,000 Exchange Shares and to use our best efforts to cause the registration statement (which is the registration statement pursuant to which the Registrable Securities, as such term is defined in the Registration Rights Agreement, are to be registered) to be declared effective under the Securities Act of 1933, as amended, within 65 days of June 4, 2019 in the event of a no review by the Commission and within 150 days of June 4, 2019 in the event of a full review by the Commission and to keep such registration statement effective under the Securities Act until the earlier of (i) the date on which the Holder may sell all 53,000,000 shares, or the remaining portion thereof, without restriction by the volume limitation of Rule 144 under the Securities Act, or (ii) all such 53,000,000 shares covered by such registration statement have been sold.

In addition to the registration requirement immediately above, we have agreed, upon the written demand of the Holder, to use our commercially reasonable best efforts to register under the Securities Act, all or any portion of the 53,000,000 shares, if any, not then registered or sold (the “Initial Balance Shares”). On each occasion, we will use our commercially reasonable best efforts to file a registration statement covering the Initial Balance Shares within thirty days after receipt of a demand notice and use our best efforts to have such registration statement declared effective as soon as possible thereafter. The demand notice will specify the number of shares proposed to be sold by Holder and the intended method(s) of distribution thereof. In connection therewith, the Holder has agreed that it will not make any demand for registration of such shares until such time as the initial registration statement has been declared effective by the Commission.

Beginning on or after September 4, 2020, the Holder may provide a written demand to us to register for resale the 76,559,000 shares of common stock issued upon conversion of 76,559 shares of Series C Convertible Preferred Stock owned by Holder. Upon receipt of a written demand of the Holder, we have agreed to use our best efforts to register under the Securities Act of 1933, as amended, all or any portion of such 76,559,000 shares as requested by the Holder that have not been previously registered or are not eligible for resale pursuant to Rule 144 without volume restrictions or current public information requirements. On each occasion, we will use our best efforts to file a registration statement covering the 76,559,000 shares or portion thereof requested by the Holder within thirty calendar days after receipt of a demand notice and use our commercially reasonable best efforts to have such registration statement declared effective as soon as possible thereafter. The demand notice shall specify the portion of the 76,559,000 shares proposed to be sold by Holder and the intended method(s) of distribution thereof. In connection therewith, the Holder has agreed that all such demand registrations will be permitted to include for resale by Brian Neal, such number of shares equal to one-third (1/3) of the portion of the 76,559,000 shares that were included in the Holder’s written demand for registration. We will not be obligated to effect more than three demand registrations per calendar year, with no demand registrations required to be effected within 3 months of a previously effected demand registration.

In addition, if there is not an effective registration statement covering all of the shares required to be registered as provided above and we have determined to prepare and file with the Commission a registration statement relating to an offering for our own account or the account of others under the Securities Act of any of our equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with our stock option or other employee benefit plans, then we will deliver to the Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, the Holder shall so request in writing, we will include in such registration statement all or any part of such shares issuable upon conversion of then outstanding shares of Series C Convertible Preferred Stock that the Holder requests to be registered; provided, however, that we will not be required to register any shares that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective registration statement that is available for resales or other dispositions by the Holder.

All fees and expenses incident to the registration requirements set forth in the Securities Exchange Agreement shall be borne by us whether or not any securities are sold pursuant to a registration statement.

The Securities Exchange Agreement further provides that upon the execution thereof, for a period of twenty four months, Maxim Group LLC will have a right of first refusal to act as lead managing underwriter, book runner and/or lead placement agent for any and all future public and private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any successor or subsidiary of ours.

The foregoing descriptions of the Securities Purchase Agreement, Debenture, Warrant, Registration Rights Agreement, Securities Exchange Agreement, Series C COD, Lock-Up Agreement and Leak-Out Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as Exhibits 10.25, 10.26, 10.27, 10.28, 10.29, 3.6, 10.30 and 10.31 and are incorporated by reference herein.

From approximately January 1, 2013 through approximately June 1, 2019 we were a licensed developer and publisher of apps for the Apple App Store for iPhone, iPod touch, iPad and iPad mini. We were also a licensed developer on both Google Play and Amazon Appstore for Android. We distributed apps/publications on all three platforms. Our present business focuses on the development of progressive financial and marketing platforms for the LGBTQ community. Our management team has selected the LGBTQ audience to target for the following reasons: the LGBTQ community is estimated to have four times the buying power of Hispanics and African Americans, two times the buying power of Asian Americans and four times the buying power of millennials, and they are extremely loyal and consistent consumers. At current growth rates, the purchasing power of the US LGBTQ community is estimated to exceed 1 trillion dollars by 2020. Currently, the LGBTQ audience is fragmented across multiple sites. We will target this audience directly with community specific content, blogs, stories and video. Currently there are an estimated 19.6 million people who identify themselves as LGBTQ in the US. They represent an estimated 890 billion dollars of buying power in the US and an estimated 3 trillion dollars globally. Same-sex households have an estimated 23% higher median income as compared to mainstream households. They are believed to be 1.23 times more likely to buy brands that reflect their style and they are believed to be 1.56 times more likely to consider themselves a spender rather than a saver. Our focus will be to aggregate the LGBTQ audience through a powerful database marketing platform.

We will continue to explore acquisitions of companies and new technologies. In addition, we will also explore the acquisition of consumer related products as well. Such acquisitions will be considered where the purchase can help increase our revenues or enable us to attain assets that will allow us to gain technological advances that would be more costly to develop than to purchase.

Our Products

We have commenced the creation of a LGBTQ Loyalty Preference Index. We will attempt to grow and publicize the Index through LGBTQ Loyalty Sponsorship Programs consisting of a Founding Partners Campaign and an LGBTQ Loyalty 100 Corporations Engagement Campaign. We also intend to create a LGBTQ Advertising Network and a LGBTQ Media Network. The LGBTQ Loyalty Preference Index is intended to be the first preference index to survey a representative group of LGBTQ constituents to determine the top 100 companies that best support and are aligned with the LGBTQ community. The Index’s approach will start with large-cap U.S. domiciled companies and apply a standard set of rules to the survey results in the final equal weighting of the Index. LGBTQ demographic research has demonstrated the significant economic value of LGBTQ brand loyalty to corporations. By addressing corporate demand for more authentic LGBTQ consumer preference data, the financial performance of the nation’s best practice companies can more consciously be realized for investors in a representative index. We believe that our LGBTQ Loyalty 100 Preference Index will be a significant milestone for economic and social impact investing. Subject to the continuing availability of funding, we expect the LGBTQ Loyalty 100 Preference Index to be completed during the third quarter of 2019 following the collection, analysis and integration of the survey results into the Index methodology. We expect to realize revenues from the Index in or about December 2019.

Our LGBTQ Loyalty Sponsorship Programs will be offered to all companies that express an interest in promoting their support for the LGBTQ community through marketing, hiring practices, charitable giving and other forms of support. Our Founding Partners Campaign represents a partnership opportunity for a select group of organizations to participate in our initiatives. Partners will pay a fee per year for a minimum of a 3 year commitment. As founding partners, they will receive:

●	Co-branding opportunities on all LGBTQ public collateral;

●	Co-branding opportunities at all LGBTQ events or sponsored events;

●	Access to data obtained through our surveys conducted within the LGBTQ community;

●	Participation rights at two annual round table events featuring discussions and presentations from community organizers and high level influencers; and

●	Analysis and advisory services pertaining to the partners standing and perception in the LGBTQ community.

We are currently in the process of finalizing the nature and details of our Founding Partners Campaign. A presentation deck is in the design phase and the survey mechanism is in the development phase. Staff is compiling a list of candidate organizations. We are currently in the process of recruiting business development professionals to promote, present and engage organizations.

A final presentation deck is expected to be completed during late July 2019. Subject to the continuing availability of funding, presentations are expected to start during late July 2019, with the first engagement and receipt of revenues therefrom expected in or about September of 2019.

Our LGBTQ Loyalty 100 Corporations Engagement Campaign is intended to give the 100 organizations chosen for the Index an opportunity to thank the community for choosing them as a member of the Index. This project involves a build out of a Customer Relations Management Platform and the integration of Content Amplified Marketing Pages to the 100 Index members. The Content Amplified Marketing Pages are intended to provide an inbound marketing tool designed to draw visitors and to promote the organization’s status as a 100 Index member. The development of the LGBTQ Loyalty 100 Corporations Engagement Campaign is in progress and, subject to the continuing availability of funding, completion is projected for on or about August 31, 2019. We expect the LGBTQ Loyalty 100 Corporations Engagement Campaign to commence generating revenues during the first quarter of 2020.

The LGBTQ Advertising Network is intended to deliver market specific messaging to the LGBTQ consumer group and will be available to assist companies in tailoring their advertising for the greatest impact. The LGBTQ Media Network is intended to attract viewers through breaking news and relevant content from the world of news, entertainment, sports, politics, travel and health and fitness. The LGBTQ Media Network will aggregate content from around the world in a 24/7 digital delivery format that is intended to target the highly desired spending power of the LGBTQ consumer. Subject to our receipt of required funding, we expect to launch our LGBTQ Advertising Network and LGBTQ Media Network during the first quarter of 2020.

Revenue

We intend to monetize and drive revenue through development of the LGBTQ Loyalty Preference Index. We will receive a percentage of the revenues derived from the Index. We expect the Index to reach the break-even point when its holdings of funds under management are approximately $40,000,000. We also intend to drive revenue through our ancillary businesses that will support and be supported by the LGBTQ Loyalty Preference Index. Our LGBTQ Loyalty Sponsorship Programs are intended to produce revenue through direct sales of the offerings to companies who desire to be recognized as supportive of the LGBTQ community. The LGBTQ Advertising Network and LGBTQ Media Network are expected to drive revenue as a vehicle to market and advertise to the highly sought-after LGBTQ consumer demographic.

Other Loans

On November 9, 2015 an individual lender made an unsecured convertible loan to us due and payable on March 21, 2016, in the principal amount of $25,000 bearing interest at the rate of 10% per annum. The loan was evidenced in writing by us and the lender when made and was convertible into shares of our common stock at a price of $0.75 per share. On October 27, 2016 we and the lender entered into a Debt Conversion Agreement in which we agreed to revise the conversion price from $0.75 per share to $0.0055 per share, which was the closing sale price for our common stock on October 27, 2016 and to convert the principal amount of the loan at the revised conversion price into 4,545,455 shares of our common stock. In consideration of the revised conversion terms, the lender agreed to waive the accrued interest due on the loan. During the period April 2, 2016 through August 7, 2017 the lender made unsecured loans to us in the aggregate principal amount of $55,500. Effective December 19, 2017 the lender converted $54,000 of the $55,500 in loan principal then owed to her by us, into 5,400,000 shares of our common stock at a conversion price of $0.01 per share and forgave all interest accrued on the converted amount.

Effective December 19, 2017 Lawrence Roan, a director, converted $39,935 of the $41,500 in debt owed to him by us, into 3,993,500 shares of our common stock at a conversion price of $0.01 per share and forgave the balance of the debt, including, all accrued interest due thereon. He also forgave all accrued interest due on the converted amount.

Effective March 6, 2018 we entered into a Securities Purchase Agreement with Power Up Lending Group Ltd. (“Power Up”) pursuant to which we issued to Power Up a $35,000 convertible promissory note dated March 6, 2018 (the “Power Up Note”). The Power Up Note entitled the holder to 12% interest per annum and had a maturity date of March 6, 2019. Power Up had the right to convert the Power Up Note into shares of our common stock beginning on the date which was 180 days from the issuance date of the Power Up Note, at a price equal to 58% of the lowest trading price for our common stock during the 15 trading day period ending on the last complete trading date prior to the date of conversion, provided, however, that Power Up could not convert the Power Up Note to the extent that such conversion would result in Power Up’s beneficial ownership being in excess of 4.99% of our issued and outstanding common stock together with all shares owned by Power Up and its affiliates at the time of conversion. The Securities Purchase Agreement contained a Right of First Refusal in favor of the Purchaser and the Note contained a Most Favored Nation provision in favor of the Holder. The Securities Purchase Agreement also subjected us to substantial penalties in the event of a default. As the result of our failure to timely file a periodic report, we were in default under the Power Up Note. As a result, the principal balance due on the Power Up Note was increased from $35,000 to $52,500 and we also incurred interest penalties. During the period September 20, 2018 through February 11, 2019, Power Up converted the principal and interest due on the Power Up Note into an aggregate of 33,481,522 shares at conversion prices ranging from $0.0045 to $0.0015 per share. Effective February 11, 2019, the Power Up Note had been fully converted and terminated.

On August 7, 2018 and December 19, 2018 we received loans of $10,000 and $5,000, respectively, from a lender. On March 7, 2019, the lender agreed to convert the $15,000 in loan principal into shares of our common stock at a conversion price of $0.08 per share resulting in an issuance obligation of 187,500 shares. The lender also agreed to waive all interest due on the loans.

We are in default under a $20,000 promissory note dated May 20, 2017 that became due on August 31, 2017. We have entered into a payment plan with the payee thereunder wherein we are making monthly cash payments to reduce the outstanding balance. At June 30, 2019, the outstanding balance was approximately $14,000.

Advisory/Consulting Agreements

Beacon Interactive, Inc. Consulting Agreement

On June 4, 2019 we entered into a Management and Consulting Agreement (the “Beacon Consulting Agreement”) effective as of May 1, 2019 with Beacon Media Interactive, Inc., a Wyoming corporation (the “Consultant”). Pursuant to the Beacon Consulting Agreement, the Consultant is providing us with the services described in the Initial Statement of Work between us and the Consultant dated June 4, 2019. The services include three phases related to the launch and advancement of our LGBTQ Loyalty Preference Index, LGBTQ Loyalty Sponsorship Program and LGBTQ Loyalty Founding Partners Sponsorship Program. Phase 1, which commenced on May 1, 2019, has a duration of 60-90 days, Phase 2 a duration of 90-120 days, and Phase 3 a duration of 120-150 days. Consultant’s Services under the Beacon Consulting Agreement are being provided on an independent contractor basis. All of Consultant’s work product during the term of the Beacon Consulting Agreement, including works of authorship, programs, documents, products, and the materials or items prepared specifically for and delivered to us by the Consultant during the term of the Beacon Consulting Agreement, belong to us.

The Beacon Consulting Agreement terminates upon the completion of the three phases unless (i) extended by us and Consultant in writing, or (ii) earlier terminated by either us or Consultant for Cause (as such term is defined in the Beacon Consulting Agreement) or by Consultant for Good Reason (as such term is defined in the Beacon Consulting Agreement). In the event that a phase of work is not completed within the maximum time allocated to such phase, we can terminate the Beacon Consulting Agreement for Cause. As set forth in the Compensation Addendum to the Beacon Consulting Agreement, we are compensating Consultant for its services through monthly payments of cash and stock, in amounts which are based, in part, on the timelines under which each of the phases of work is completed. To the extent phases are completed ahead of the maximum time allotted to such phase, the Consultant earns a bonus payable in the form of shares of our common stock.

For Phase 1 services, we are paying Consultant $30,000 per month in a combination of cash and stock. All stock issuances will be made at a price equal to the lesser of (i) $0.10 per share and (ii) the average closing sale price for our common stock on our principal trading market for the last 5 trading days of the month in which the services being compensated for were rendered. If Phase 1 is not completed within 75 days, Consultant will receive an aggregate of $45,000 in cash ($15,000 per month) and $45,000 in stock ($15,000 per month) for services performed during the 90 day term of Phase 1. If Phase 1 is completed within 75 days, Consultant will receive an aggregate of $30,000 in cash ($15,000 per month) and $70,000 in stock ($15,000 per month plus a $40,000 stock bonus).

For Phase 2 services we are paying Consultant $38,000 per month. If Phase 2 is not completed within 90 days, Consultant will receive an aggregate of $76,000 in cash ($19,000 per month) and $76,000 in stock ($19,000 per month) for services performed during the 120 day term of Phase 2). If Phase 2 is completed within 90 days, Consultant will receive an aggregate of $57,000 in cash ($19,000 per month) and $107,000 in stock ($19,000 per month plus a $50,000 stock bonus).

For Phase 3 services we are paying Consultant $38,000 per month. If Phase 3 is not completed within 120 days, Consultant will receive an aggregate of $95,000 in cash ($19,000 per month) and $95,000 in stock ($19,000 per month) for services performed during the 150 day term of Phase 3. If Phase 3 is completed within 120 days, Consultant will receive an aggregate of $76,000 in cash ($19,000 per month) and $126,000 in stock ($19,000 per month plus a $50,000 stock bonus).

For all phases of work, cash payments are payable monthly in advance and stock payments are payable monthly at the beginning of the month following each month of service. In addition to the monthly service fees in the form of cash, stock, and stock bonuses, Consultant may also earn other performance bonuses in the form of stock at the discretion of the Company’s Board of Directors.

On June 4, 2019 we also entered into a Restricted Stock Grant Agreement with the Consultant, effective as of May 1, 2019. The Restricted Stock Agreement relates to the stock grants under the Beacon Consulting Agreement and contains standard investment representation and warranties of the Consultant.

The foregoing descriptions of the Beacon Consulting Agreement, Initial Statement of Work (including Compensation Addendum) and Restricted Stock Grant Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as Exhibits 10.32, 10.33 and 10.34 and incorporated by reference herein.

Atwater Strategies, LLC Agreement

On June 4, 2019 we entered into a Public Relations and Business Development Agreement with Atwater Strategies, LLC, a California limited liability company. The Public Relations and Business Development Agreement has a term of 90 days subject to earlier termination by either party for cause or by Atwater Strategies, LLC for good reason. Pursuant to the Public Relations and Business Development Agreement, we are paying Atwater Strategies, LLC $7,000 per month in the form of stock ($4,500 per month) and cash ($2,500 per month). The stock payments will be valued at $0.10 per share.

Scheifley Consulting Agreement

Effective February 1, 2019 we entered into a 2 year Consulting Agreement with James E. Scheifley & Associates, P.C. pursuant to which the consultant provides us with services in connection with the preparation of our quarterly and annual financial statements and related financial disclosures. In consideration of such services, we are paying the consultant $3,000 per calendar quarter. We also issued 250,000 shares of our common stock to consultant upon execution of the Consulting Agreement. The Consulting Agreement contains non-competition and non-solicitation provisions. The Consulting Agreement may be terminated at any time during the term thereof by mutual agreement. The term of the Consulting Agreement automatically renews for successive one year periods following the end of the initial term unless either party notifies the other at least 30 days prior to the end of the then applicable term of their intention not to renew.

Wellfleet Consulting Agreement

On January 8, 2018 we entered into a 90-day Consulting Agreement, effective as of January 1, 2018, with Wellfleet Partners, Inc. in recognition of past and future financial, management consulting and advisory and due diligence services provided and to be provided to us by Wellfleet Partners, Inc. In consideration thereof, we paid Wellfleet Partners, Inc. $7,500 in cash and issued an aggregate of 2,500,000 shares of our restricted common stock to two designees of Wellfleet Partners, Inc.

Uptick Agreement

On January 26, 2018 we entered into an Advisory Agreement with Uptick Capital, LLC. pursuant to which Uptick Capital, LLC provided us with marketing and financial advice. The Advisory Agreement had a term of 30 days. We issued 500,000 shares of our restricted common stock under the Advisory Agreement.

Business Strategy

Our business strategy includes worldwide promotion of the LGBTQ Loyalty Preference Index. Findings from LGBTQ economic experts have highlighted the value of LGBTQ brand loyalty. More than an estimated seventy-five percent of LGBTQ adults and their friends, family, and relatives have said they would switch to brands that are known to be LGBTQ friendly.

LGBTQ Loyalty Sponsorship will be established to promote the Index along with the companies that market and advertise to LGBTQ consumers. We expect to join forces with some of the most recognizable individuals from around the world to become LGBTQ Loyalty Sponsorship Members and publicize the Index. The LGBTQ Loyalty Sponsorship will incorporate marketing and support of the companies included in the Index. Companies will be offered the opportunity to purchase LGBT Loyalty Sponsorship packages starting at ten-thousand dollars and up to one million dollars. All Sponsorship packages will include use of the LGBTQ Loyalty Logo and recognition on our Website Supporters page. More elaborate LGBTQ Loyalty Sponsorship packages will include access to our survey data, coordinated events with LGBTQ Loyalty Sponsorship Members, involvement in developing survey questions and recognition through press releases, photo opportunities and event media.

We are also in development of a LGBTQ Advertising Network and a LGBT Media Network to assist businesses and brands in the creation and distribution of specific content targeting the highly desired spending power of the LGBTQ consumer.

Our business strategy is targeted to the estimated three trillion-dollar global purchasing power of the LGBTQ consumer demographic. More than nineteen million people identify themselves as LGBTQ in the US and the LGBTQ community is composed of some of the most loyalty driven consumers in the world.

Many Fortune 500 companies have mandated diversity and equality as part of their annual marketing spend. Our mission is to become the worlds’ largest media and advertising network marketplace for connecting companies with LGBTQ consumers around the globe. Some of the companies currently advertising to the LGBTQ community include AT&T, Lexus, Procter & Gamble, American Airlines, Bristol-Myers Squibb, Johnson & Johnson, Burger King, Subaru, Orbitz, Miller-Coors, and HBO. The foremost desire for LGBTQ consumers is to see themselves more widely represented in all forms of advertising. In the US, 66 percent of LGBTQ consumers say that they don’t see their lifestyle represented enough in advertising. Data has estimated that LGBT consumers in the US, UK and Germany are more likely than the general public to act after seeing an advertisement. We intend to deliver sponsored advertising content through this network of the most popular mainstream entertainment websites covering News, Health & Fitness, Travel & Leisure, Business and Sports. We believe that our sponsored advertising content will inspire an authentic relationship between advertisers and consumers. These advertisers desire an authentic relationship with the LGBTQ community. We intend to not only help them create powerful content but we will make sure their content hits the consumer bullseye.

We believe that the LGBTQ demographic is one of the most highly sought-after economic groups in the world from corporate America down to the local business owner. What makes targeting and supporting this dynamic demographic even more extraordinary and rewarding is that friends, family, employers, employees, teachers, coaches and fans of our community so loyally support the brands, products and services that in turn support us. We further believe that this loyalty across the board is time tested, proven, growing and expanding and ultimately extremely rewarding to all that are embraced by the LGBTQ community.

We have achieved no revenues to date from our LGBT related operations and no assurance can be given that we will achieve revenues or profitability in the future.

Competition

We believe that we are creating the first LGBTQ Loyalty Preference Index. We have identified Pride Performance & Holdings (“Pride”), an entity which gives individuals an opportunity to invest in companies that support equality in the workplace for their lesbian, gay, bisexual and transgender employees as a competitor. However, Pride appears to focus mainly on the hiring of LGBT individuals and we do not see this as direct competition as our Index will be created through surveying and preferencing the top companies in the S&P 500 that best support the LGBTQ community.

Government Regulation

We are subject to a number of domestic and foreign laws and regulations that affect our business. Not only are these laws constantly evolving, which could result in them being interpreted in ways that could harm our business, but legislation is also continually being introduced that may affect both the content of our products and their distribution.

Further, because our services are available worldwide, certain foreign jurisdictions and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees or infrastructure.

Employees

As of July 1, 2019, we had a total of 3 employees, all of whom were full time employees. None of our employees are represented by a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

Our principal executive office is located at 2435 Dixie Highway, Wilton Manors, Florida 33305 and our telephone number is (310) 957-5231. The property is currently being rented on a month to month basis at a rate of $250 per month.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s executive officers and directors as of July 1, 2019.

Name	Age	Title	Date of Appointment as a Director

Robert A. Blair	54	Chief Executive Officer, Chief Financial Officer and Director	December 19, 2017

Brian Neal	39	President	N/A

Lawrence Patrick Roan	59	Director	September 15, 2018

Barney Frank	78	Director	March 8, 2019

William (“Billy”) D. Bean	54	Director	March 8, 2019

Martina Navratilova	62	Director	March 25, 2019

LZ Granderson	47	Director	April 18, 2019

Robert Tull	66	Director	April 18, 2019

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at its pleasure.

The principal occupation and business experience during at least the past five years for our executive officers and directors is as follows:

Robert A. Blair

Robert A. Blair brings to us a rich history in professional tennis, sports management and directing digital media platforms. His vision and passion coupled with an impressive portfolio of business success is leading us in an exciting new direction for revenue and growth in the LGBTQ Digital Media Marketplace. His skill in developing and delivering cutting edge marketing techniques and his passion for serving the community in the highly desired LGBTQ marketspace is expected to enable us to become a global leader in this market. From January 2015 until May 2016 Mr. Blair served as Chief Executive Officer of Multimedia Platforms Inc., (“MPI”) a multimedia, technology and publishing company. He became the Chairman of MPI in May 2016 and became CEO again in September 2016. MPI filed for Chapter 11 bankruptcy protection on October 4, 2016. Mr. Blair resigned from MPI in December 2017. We believe that Robert A. Blair is qualified to serve on our board of directors based upon his industry and management experience.

Brian Neal

Brian Neal owned and operated personal training studios and gyms successfully in Atlanta, Georgia and Fort Lauderdale, Florida as a premier LGBTQ fitness leader and instructor. Mr. Neal founded a 501-c3 Fitness & Health Foundation to support LGBTQ community members suffering with HIV/AIDS by providing complimentary gym memberships, personal trainers, nutrition classes, yoga classes and life coaching to ensure these community members could fight HIV/AIDS with a healthy lifestyle and a support group that would encourage and support their efforts. In 2007, Mr. Neal co-founded Multimedia Platforms, Inc. which became one of the largest LGBTQ media companies in the United States. Mr. Neal brings nearly 15 years of working within the LGBTQ community and is recognized as a pioneer in the LGBTQ digital sector. Mr. Neal resides in Los Angeles, CA with his life partner of 15 years.

Lawrence Patrick Roan, Director

Lawrence Patrick Roan has been a National Account Manager for Poly Print Packaging Company since February 2018. From April 2008 until September 2016 Mr. Roan served as a National Account Manager for Ultra Flex Packaging Company in their consumer packaging division. He has over twenty years of sales and marketing experience in the commercial printing and consumer packaging business. Mr. Roan was previously with Exopack, LLC, as a National Account Manager for their consumer plastics business. He managed high volume national accounts as well as key developmental market accounts, and was responsible for transitioning customers with multiple manufacturing sites throughout the U.S. He is a graduate of the University of Iowa and resides in Southern California. We believe that Lawrence Roan is qualified to serve on our board of directors based upon his management experience.

Barney Frank, Director

Barney Frank is a graduate of Harvard College and Harvard Law School. He was the Executive Assistant to the mayor of Boston from 1968-1970; he was the Administrative Assistant to former Congressman Michael Harrington from 1971-1972 and a Massachusetts State Representative from 1973-1980. Mr. Frank was a US Congressman, representing the 4th District of Massachusetts from 1981-2013. As Chair of the House Financial Services Committee, from 2007-2010, he was the co-author of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the regulatory overhaul signed into law in July 2010. In 1987 he became the first Member of Congress voluntarily to acknowledge that he is gay, and in 2012 became the first sitting Member of Congress to marry a same-sex partner, James Ready. He has written two books: Speaking Frankly, in 1992, a critique of some aspects of the Democrats approach to public policy; and a political memoir published in 2015 titled “Frank: From the Great Society to Same Sex Marriage.” The book was nominated for a Triangle Award and co-won the Randy Shilts Award for Gay Nonfiction. He has also written chapters in two other books, one on LGBT rights and more recently on the response to the financial crisis. He has taught at Harvard, Boston University, the University of Massachusetts Boston and the University of Massachusetts Dartmouth. Before joining government, he was a political activist, including his participation as a volunteer in the Mississippi Freedom Summer in 1964. Mr. Frank also serves on the Board of directors of Signature Bank Corp. We believe Mr. Frank is qualified to serve on our Board of Directors based upon his industry and professional background.

William (“Billy”) D. Bean, Director

Billy Bean is a former professional baseball player and is currently a major league baseball (“MLB”) front office executive serving as Vice President and Special Assistant to the Commissioner. As a senior advisor to Commissioner Rob Manfred, his role focuses on baseball’s social responsibility initiatives and LGBT inclusion. Among his responsibilities, Mr. Bean works with MLB’s 30 clubs to bring awareness to all players, coaches, managers, umpires, employees, and stakeholders throughout baseball to ensure an equitable, inclusive, and supportive workplace for everyone. On July 14, 2014, Mr. Bean was announced as MLB’s first-ever Ambassador for Inclusion. He played major league baseball from 1987-1995. He broke into the big leagues with the Detroit Tigers, and tied a major-league record with four hits in his first game. He went on to play for the Los Angeles Dodgers and the San Diego Padres. Mr. Bean was a two-time “All-America” outfielder at Loyola Marymount University before graduating with a degree in Business Administration. During the 1986 season, Bean led the Loyola Marymount Lions to a midseason #1 national ranking and a berth into the College World Series in Omaha, Nebraska. Mr. Bean is a member of the MLB Owner’s Diversity and Inclusion Committee, and was instrumental in the development of MLB’s ‘Shred Hate’ bullying prevention program, a ground breaking educational youth campaign and partnership with ESPN. He is also the author of the book, “Going the Other Way: Lessons from a Life in and out of Major League Baseball.” We believe Mr. Bean is qualified to serve on our Board of Directors based upon his industry and management experience.

Martina Navratilova, Director

Martina Navratilova is a former professional tennis player deemed by many to be the most successful female tennis player of the U.S. Open era. Over a career spanning four decades, Ms. Navratilova won 59 Grand Slam titles, including a record 9 Wimbledon singles championships, 167 singles and 177 doubles championships. Over the course of her tennis career, Ms. Navratilova was distinguished as the Women’s Tennis Association’s (“WTA”) “Tour Player of the Year” seven times, named the Associated Press’s “Female Athlete of the Year” and declared one of the “Top Forty Athletes of All-Time” by Sports Illustrated. After being inducted into the International Tennis Hall of Fame, she continued to take part in WTA events as well as the 2004 Olympics Games. As she approached her 50th birthday in 2006, she decided to leave the tour circuit behind after her final Grand Slam, a mixed-doubles championship with Bob Bryan at the U.S. Open making her the oldest player to ever win a Grand Slam title. Ms. Navratilova provides commentary to the Tennis Channel’s audience during its coverage of the Grand Slams. She is an ambassador for the WTA and is a regular commentator for the British Broadcasting Corporation and Tennis Channel at Wimbledon. Ms. Navratilova also works for BT Sport and appears regularly on their tennis commentary. She spends as much time as she can with her family in Miami, and often finds herself traveling the world, speaking at events, playing in numerous exhibition matches, and tirelessly promoting all of the issues that are close to her heart. As one of the first openly gay sports figures, she has spent much of her career overcoming prejudices and stereotypes, giving up millions of dollars in endorsements and sponsorships as a result of her insistence on living a life of integrity and honesty. Since coming out in 1981, she has been an inspiring and vocal advocate for equal rights and a strong supporter of many charities benefiting the LGBT community. She has received numerous awards from many of the most influential organizations within the LGBT community. We believe Ms. Navratilova is qualified to serve on our Board of Directors based upon her industry and professional background.

LZ Granderson, Director

LZ (Elzie Lee) Granderson is an award winning journalist, co-host of ESPNLA 710’s Mornings with Keyshawn, LZ and Travis, and a writer for ESPN’s The Undefeated, a platform devoted to the exploration of the mix of race, sports and culture. He began his professional career as an editor for ESPN’s The Magazine helping to oversee its NBA and tennis coverage. He also co-created, produced and served as host for several other programs which have aired on ESPN. As a senior writer at ESPN, Mr. Granderson has maintained a regular column at ESPN and has served as a contributing commentator on ESPN’s Outside the Lines, Around the Horn and Sportscenter. He has worked for several newspapers, including the Atlanta Journal Constitution, the South Bend Tribune and the Grand Rapids Press, where he primarily covered sports, politics, education and entertainment. In 2016, he was inducted into the National Lesbian and Gay Journalist Association Hall of Fame and recently joined the Marvel Studios digital team. In addition to his current roles at ESPN, Mr. Granderson is a sports columnist for the Los Angeles Times and a contributor to CNN. Previously, he also served as a political analyst for ABC. Other notable achievements by Mr. Granderson include his having been named the 2011 Journalist of the Year by the National Lesbian Gay Journalist Association, a Hechinger Institute Fellow at Columbia University, an Institute of Politics Teaching Fellow at The University of Chicago, a founding member of ESPN’s Executive Diversity Task Force, an Online Journalism Award Finalist for Commentary, a National Association of Black Journalists Excellence in Journalism Finalist, a Winner of Online Journalism Award given by the Gay and Lesbian Alliance Against Defamation, a Human Rights Campaign Visibility Award and a Gay, Lesbian, Straight Education Hero Network Award. We believe that Mr. Granderson is qualified to serve on our Board of Directors based upon his industry and professional background.

Robert Tull, Director

Robert Tull has been a recognized expert in the Exchange Traded Fund (“ETF”) market since 1993 providing consulting services to issuers and governments on ETF infrastructure support. Mr. Tull will be leading in the creation and execution of our LGBTQ Preference Index. He is a named inventor on multiple security patents involving exchange-traded products, and he has been successful in presenting innovative registrations to the SEC since 1994. From 2005 to 2019, he has been a consultant to many ETF issuers in the U.S. and international markets. From 2000 to 2005, Mr. Tull was the Vice President of New Product Development at the American Stock Exchange LLC (AMEX) and Executive Director of AMEX ETF Services, the international ETF consulting arm of the AMEX. During his tenure there, he led the development of over 275 ETFs across equities, commodities, currencies, money markets, active strategies, and fundamental and factor indexes. From 1996 to 2000, he held several senior roles at Deutsche Bank including Managing Director and COO of Bankers Trust Global Custody, Benefit Payments and Master Trust business units. From 1982 to 1996 he was employed at Morgan Stanley and was responsible for the development, operations and systems management needs of various trading and fee-based business units including bullion trading and Morgan Stanley Trust Company. From 1991 to 1996 his accomplishments included the ETP development of WEBs and OPALS. Mr. Tull also served as head of bullion operations at Drexel Burnham Lambert Trading Corporation from April to September of 1982. From 1980 to April 1982, he was a bullion trader at Phibro responsible for scrap gold, physical silver sales to coin dealers and refining and transportation of scrap bullion. We believe that Mr. Tull is qualified to serve on our Board of Directors based upon his business background and expertise.

Family Relationships

There are no family relationships among our Directors or Executive Officers.

Involvement in Certain Legal Proceedings

Except as described above, none of our directors or executive officers has been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

The Company currently has not established any committees of the Board of Directors. Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future. We do not have a nominating committee or a nominating committee charter. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, other than as described above, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. As we grow our business and increase our operations, we intend to create committees and allocate responsibilities accordingly.

Audit Committee Financial Expert

We have no separate audit committee at this time. The entire Board of Directors oversees our audits and auditing procedures. The Board of Directors has determined that no director is an “audit committee financial expert” within the meaning of Item 407(d)(5) for SEC regulation S-K.

Board of Directors and Corporate Governance

Our Board of Directors consists of seven members, Robert A. Blair, Lawrence P. Roan, Barney Frank, Billy Bean, Martina Navratilova, LZ Granderson and Robert Tull.

Board Independence

We are not currently listed on any national securities exchange or quoted on an inter-dealer quotation system that has a requirement that certain of the members of the Board of Directors be independent. However, the Board of Directors has made a determination as to which of its members are independent. In evaluating the independence of its members and the composition of the committees of the Board of Directors, the Board utilizes the definition of “independence” developed by the Nasdaq Stock Market and in SEC rules, including the rules relating to the independence standards in audit committee members and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

The Board of Directors expects to continue to evaluate whether and to what extent the members of the Board are independent. The Company intends to appoint persons to the Board who will meet the corporate governance requirements imposed by a national securities exchange. Therefore, the Company expects that a majority of its directors will be independent directors of which at least one director will qualify as an “audit committee financial expert,” within the meaning of SEC rules.

Five of our current directors, Barney Frank, Billy Bean, Martina Navratilova, LZ Granderson and Robert Tull are “independent” directors as that term is defined by the listing standards of the Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards for audit committee members and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Board Compensation

We reimburse all members of our Board of Directors for their direct out of pocket expenses incurred in attending meetings of our Board. We did not compensate our directors for serving as such during the year ended December 31, 2018. Commencing in 2019 and in connection with the increase in our Board from two to seven members, we determined to issue our non-employee Board members 1,000,000 shares of our common stock upon joining our Board and to pay them an annual fee of $25,000 payable in monthly installments. With the exception of the annual payment to Barney Frank which is being paid in cash, the annual fee payments are being made in the form of stock.

Shareholder Communications

Currently, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations.

Code of Ethics

We have adopted a written Code of Ethics. We believe that the Code of Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of our Code of Ethics will be provided to any person requesting same without charge. To request a copy of our Code of Ethics, please make written request to our Chief Executive Officer, c/o LGBTQ Loyalty Holdings, Inc., 2435 Dixie Highway, Wilton Manors, FL 33305.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the fiscal years ended December 31, 2018 and 2017 to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2018; (ii) our two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the fiscal year ended December 31, 2018 who received annual compensation during the fiscal year ended December 31, 2018 in excess of $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that they were not serving as executive officers at the end of the fiscal year ended December 31, 2018.

Summary Compensation Table

Name & Principal Position	Fiscal Year ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Blair, CEO	2018	150,000	0	6,600	0	0	0	0	156,600
	2017	4,600	0	13,200	0	0	0	0	17,800

Brian Neal, President	2018	24,000	0	167,113	0	0	0	0	191,113
	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

Option Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert A. Blair	N/A	N/A	N/A	N/A	N/A

Brian Neal	N/A	N/A	N/A	N/A	N/A

Employment Agreements

On December 19, 2017 we entered into an Employment Services Agreement which was amended effective January 1, 2018 and November 1, 2018 (as amended, the “Blair Agreement”) with Robert A. Blair pursuant to which Mr. Blair is serving as our Chief Executive Officer, Chief Financial Officer and a Director. The Blair Agreement runs through January 31, 2023 and is subject to automatic renewal for successive periods of one year unless either we or Mr. Blair gives the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Blair Agreement provides for a base annual salary of $150,000, a one-year severance period in the event the Blair Agreement is terminated by us without cause or by Mr. Blair for good reason, and the issuance of 2,000,000 shares of our common stock to Mr. Blair. Mr. Blair’s base salary payments are payable in bi-weekly installments. In the event any salary payments are not made within 30 days of the due date, they will accrue interest at the rate of 10% per annum. The Blair Agreement contains customary termination provisions including terminations with or without cause, for good reason or voluntarily, non-competition and non-solicitation provisions, and an inventions and patents provision which provides that all of the work produced by Mr. Blair, which is created, designed, conceived or developed by Mr. Blair in the course of his employment under the Blair Agreement belongs to us.

On December 19, 2017 we entered into an Employment Services Agreement which was amended effective January 1, 2018 and November 1, 2018 (as amended, the “Neal Agreement”) with Brian Neal, effective as of January 1, 2018, pursuant to which Mr. Neal serves as our President. The Neal Agreement runs through January 31, 2023 and is subject to automatic renewal for successive periods of one year unless either we or Mr. Neal gives the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Neal Agreement provides for a base annual salary of $24,000, a one-year severance period in the event the Neal Agreement is terminated by us without cause of by Mr. Neal for good reason, and the issuance of 50,500,000 shares of our common stock to Mr. Neal. Mr. Neal’s base salary payments are payable in bi-weekly installments. In the event any salary payments are not made within 30 days of the due date, they will accrue interest at the rate 10% per annum. The Neal Agreement contains customary termination provisions including terminations with or without cause, for good reason or voluntarily, non-competition and non-solicitation provisions, and an inventions and patents provision which provides that all of the work produced by Mr. Neal, which is created, designed, conceived or developed by Mr. Blair in the course of his employment under the Neal Agreement belongs to us.

On December 19, 2017 we entered into an Executive Management Consulting Agreement with Robert Gayman which was amended effective January 1, 2018 and November 1, 2018 (as amended, the “Gayman Agreement”) pursuant to which Mr. Gayman was to provide advice and assistance to our management in the areas of corporate development, financing, marketing and public company guidance. The Gayman Agreement was to run through January 31, 2023. The Gayman Agreement was subject to automatic renewal for successive periods of one year unless either we or Mr. Gayman gave the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Gayman Agreement provided for cash payments to Mr. Gayman at the rate of $150,000 per year, payable in bi-weekly installments, and the issuance of 4,946,688 stock options, subject to immediate vesting, with a term of five years and an exercise price of $0.01 per share. In the event any cash payments were not made within 30 days of their due date, they accrued interest at the rate of 10% per annum. The Gayman Agreement contained non-competition and non-solicitation provisions, and an invention and patents provision which provided that all of the work produced by Mr. Gayman, which was created, designed, conceived or developed by Mr. Gayman in the course of his engagement under the Gayman Agreement belongs to us. Effective February 15, 2019, we and Robert Gayman mutually agreed to terminate the Gayman Agreement.

In connection with the amendments to the Blair Agreement, Neal Agreement and Gayman Agreement, provisions which had required us to issue shares of preferred stock to Messrs. Neal and Gayman and to approve a new Equity Incentive Plan were terminated.

On November 1, 2018 we entered into an Employment Services Agreement (the “Roan Agreement”) with Lawrence Roan pursuant to which Mr. Roan is serving as our Executive Director. The Roan Agreement has a 63-month term and is subject to automatic renewal for successive periods of one year unless either we or Mr. Roan gives the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Roan Agreement provides for a base annual salary of $100,000 and a two-year severance period in the event the Roan Agreement is terminated by us without cause or by Mr. Roan for good reason. Mr. Roan’s base salary payments are payable in bi-weekly installments. The Roan Agreement contains customary termination provisions including terminations with or without cause, for good reason or voluntarily, non-competition and non-solicitation provisions, and an inventions and patents provision which provides that all of the work produced by Mr. Roan, which is created, designed, conceived or developed by Mr. Roan in the course of his employment under the Roan Agreement belongs to us. In January 2019 Mr. Roan agreed to waive salary payments due to him under the Roan Agreement for the period November 1, 2018 through December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise or conversion of stock options, warrants, convertible debentures and Series C Preferred Stock which are currently exercisable or convertible or which become exercisable or convertible within 60 days after July 1, 2019 (the “Determination Date”) are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our common stock, our only outstanding class of voting stock, known by us as of July 1, 2019, by:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Unless otherwise noted, the address of each person below is c/o LGBTQ Loyalty Holdings, Inc., 2435 Dixie Highway, Wilton Manors, FL 33305.

Title of Class: Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Beneficial Owners

Robert Gayman 3042 Soft Horizon Way Las Vegas, NV 89135	14,675,440 shares, direct		9%

Lesly A. Thompson 5408 Cody Drive West Des Moines, IA 50266	9,945,455 shares, direct		6.1%

Directors and Executive Officers

Robert A. Blair	2,000,000 shares, direct		1.23%
Brian Neal	55,109,458 shares, direct		33.82%
Lawrence P. Roan	12,654,525 shares, direct	(3)	7.62%
Barney Frank	1,000,000 shares, direct		0.6%
Billy Bean	1,000,000 shares, direct		0.6%
Martina Navratilova	1,000,000 shares, direct		0.6%
LZ Granderson	1,000,000 shares, direct		0.6%
Robert Tull	1,000,000 shares, direct

All directors and executive officers as a group (8 persons)	74,763,987 shares, direct	(5)(6)	45.04%

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. For this purpose, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security and/or (b) the power to dispose, or to direct the disposition of, such security. Shares of common stock subject to options, warrants, convertible debentures or convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of July 1, 2019, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages based upon 162,920,724 shares of common stock outstanding as of July 1, 2019.

(3)	Includes 3,000,000 shares underlying 3,000,000 presently exercisable stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000.00 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

The descriptions set forth above under the captions “Description of Business”; “Market for Common Equity and Related Stockholder Matters” and “Executive Compensation” are incorporated herein by reference.

Transactions Involving LFAP and/or LFAP Stockholders

On September 20, 2012, Robert Gayman, our former CEO, entered into an employment contract, the significant terms of which are as follows:

●	annual base salary of $150,000 per annum;

●	annual bonus at such time and in such amount as may be determined by the Board of Directors; and

●	participation in 2012 Equity Incentive Plan as determined by the Board of Directors.

The Employment Agreement was terminated on December 19, 2017 in connection with Mr. Gayman’s resignation as our CEO and President.

On May 24, 2016 we granted and issued an aggregate of 15,000,000 non-statutory stock options under our 2012 Equity Incentive Plan to four persons including our former Chief Executive Officer, Robert Gayman (6,000,000 options), Directors Lawrence P. Roan (3,000,000 options) and former director Dr. Howard Fuller (1,000,000 options) and a Consultant, Gregory P. Hanson (5,000,000 options). Each option is exercisable to purchase one share of our common stock upon vesting at an exercise price of $0.0026 per share. The options have a term of 4 years and vest quarterly on the three, six, nine and twelve month anniversaries of the date of grant. On September 21, 2017 we reached an agreement with Gregory P. Hanson to cancel 4,700,000 options.

On December 19, 2017 we entered an Employment Agreement with Robert A. Blair and Brian Neal and an Executive Management Consulting Agreement with Robert Gayman as set forth in “Executive Compensation – Employment Agreements”. Each such agreement was amended on each of January 1, 2018 and November 1, 2018.

During the year ended December 31, 2017, Mr. Gayman advanced the Company $16,310 to pay operating expenses. In addition, he did not receive $150,000 of his salary which has been accrued on the Company’s financial statements.

During the year ended December 31, 2017, a director loaned the Company $2,500 and a principal shareholder loaned the Company $10,500 to pay operating expenses.

During the year ended December 31, 2016, Mr. Gayman advanced the Company $7,450 to pay operating expenses. In addition, he did not receive $150,000 of his salary which has been accrued on the Company’s financial statements.

During the year ended December 31, 2016, a director loaned the Company $29,635 and a principal shareholder loaned the Company $45,000 to pay operating expenses.

Effective October 27, 2016, we issued 4,545,455 shares of our common stock in connection with a Lesly A. Thompson conversion of a November 9, 2015 loan in the principal amount of $25,000.

Effective December 19,2017 Lawrence Roan, a director, converted $39,935 of the $41,500 in debt owed to him by us, into 3,993,500 shares of our common stock at a conversion price of $0.01 per share and forgave the balance of the debt, including all accrued interest due thereon. He also forgave all interest accrued on the converted amount.

Effective December 19, 2017 Lesly A Thompson converted $54,000 of the $55,500 principal amount of debt owed to her by us, into 5,400,000 shares of our common stock at a conversion price of $0.01 per share and forgave all accrued interest due on the converted amount.

Effective December 19, 2017 we issued 1,000,000 stock options to Howard Fuller, and we issued 4,946,688 stock options to Robert Gayman pursuant to our December 19, 2017 Executive Management Consultant Agreement with Robert Gayman. We also issued 1,000,000 stock options to a consultant of the company. All of the options vested on issuance, have a term of 5 years and an exercise price of $0.01 per share.

In December 2018, Robert Gayman forgave $526,887 due to him by us.

On January 25, 2019, in connection with the closing of the January 25, 2019 Securities Exchange Agreement we issued 120,959,996 shares of our common stock and one share of our Series A Convertible Preferred Stock to Maxim in exchange for all of the membership interests of LGBT Loyalty LLC. Effective March 26, 2019, the share of Series A Convertible Preferred Stock was automatically converted into 8,598,578 shares of our common stock.

On November 1, 2018, we entered into an Employment Services Agreement with Lawrence Roan (see “Executive Compensation – Employment Agreements”).

On January 25, 2019 we issued common stock purchase warrants to Brian Neal (the “Neal Warrants”) and Robert Gayman (the “Gayman Warrants”) in consideration of amounts due to Brian Neal, Robert Gayman and Robert Blair at the close of business on December 31, 2018. Effective March 26, 2019, the Neal Warrants were automatically converted into 4,609,458 shares of our common stock and the Gayman Warrants were automatically converted into 3,990,840 shares of our common stock.

On December 5, 2018 we issued 10,946,688 shares of our restricted common stock to Robert Gayman pursuant to the exercise of (i) 6,000,000 stock options at an exercise price of $0.0026 per share or an aggregate of $15,600, and (ii) 4,946,688 stock options at an exercise price of $0.01 per share or an aggregate of $49,467, the payment for which was made by making a corresponding deduction to amounts owed by us to Mr. Gayman.

In connection with the March 2019 appointments of Barney Frank, Billy Bean and Martina Navratilova to our Board of Directors and the April 2019 appointments of LZ Granderson and Robert Tull to our Board of Directors, we issued 1,000,000 shares of our restricted common stock to each of them. We also agreed to pay each of them an annual fee of $25,000 for serving as a Director, payable in monthly installments. We also granted each of them the right to participate in the commission program we intend to establish with respect to direct (20% commission) and indirect (10% commission) sales related to our LGBT Loyalty Sponsorship Programs.

In March 2019, Bobby Blair was granted the right to participate in the commission program relating to our LGBTQ Loyalty Sponsorship Program with a 20% commission for a direct sale and 5% commission for assisting the sale of a Sponsorship.

On June 4, 2019, we entered into and closed a Securities Purchase Agreement with Pride Partners, LLC pursuant to which, for a purchase price of $500,000, Pride Partners, LLC purchased $550,000 in principal amount of a 10% Original Issue Discount Senior Convertible Debenture due 15 months following the date of issuance and an 18 month common stock purchase warrant exercisable for up to 6,250,000 shares (subject to adjustment) of our common stock.

On June 4, 2019, pursuant to a Securities Exchange Agreement with Maxim Partners, LLC, we issued 129,559 shares of our Series C Convertible Preferred Stock to Pride Partners, LLC, the assignee of Maxim Partners, LLC, in exchange for 129,558,574 shares of our common stock.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “Independent Directors.”

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently quoted on OTC Markets and trades below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this prospectus, we have 162,920,724 shares of common stock issued and outstanding, 125,000 shares of Series B convertible preferred stock issued and outstanding, 129,559 shares of Series C convertible preferred stock issued and outstanding and 5,800,000 stock options issued and outstanding. As described below, we also have common stock purchase warrants and convertible debentures outstanding which are exercisable for or convertible into shares of our common stock.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

Series B Convertible Preferred Stock

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock and authorized the issuance of up to 1,500,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into shares of our common stock. The stated value of each share of Series B Convertible Preferred Stock for purposes of conversions and dividends is $1.15 (the “Conversion/Dividend Stated Value”). The stated value of each share of Series B Convertible Preferred Stock for purposes of redemptions is $1.35 (the “Redemption Stated Value”). Subject to earlier conversion or redemption, the Series B Convertible Preferred Stock will automatically convert into fully paid and non-assessable shares of our common stock 24 months following the date of issuance of such Series B Convertible Preferred Stock without any action or payment required on the part of the holder of the Series B Convertible Preferred Stock. Subject to a floor price limitation of $0.03 per share, the automatic conversion price to which the Conversion/Dividend Stated Value will be applied will be the lower of (i) $0.10 per share of common stock; or (ii) a 20% discount to the lowest volume weighted average price for our common stock on our principal trading market during the five trading days immediately prior to the automatic conversion date.

Subject to earlier conversion or redemption, the Series B Convertible Preferred Stock will also automatically convert into fully paid and non-assessable shares of common stock upon the conversion terms provided above if (i) the closing sale price for our common stock on our principal trading market closes at or above $0.20 for 10 consecutive trading days;(ii) our common stock is uplisted to NASDAQ or a national securities exchange; or (iii) we complete an offering of securities resulting in aggregate gross proceeds of not less than $3,000,000. Notwithstanding the foregoing, the automatic conversion events set forth in (i), (ii) and (iii) above are not applicable during the 180 day period following the issuance date or if the common stock issuable upon conversion is not registered or subject to sale pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act of 1933, as amended.

Commencing 180 days after the issuance date, the holders of Series B Convertible Preferred Stock have the right to convert their Series B Convertible Preferred Stock at any time into shares of our common stock on the same conversion terms applicable to automatic conversions.

Absent our prior written approval, all automatic and optional conversions of Series B Convertible Preferred Stock must be for a minimum of 5,000 shares of Series B Convertible Preferred Stock except in cases where the holder owns less than 5,000 shares and is converting all Series B Convertible Preferred Stock then owned by the holder. No fractional shares of common stock will be issued upon conversions of the Series B Convertible Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, we will round up to the next full share.

Dividends at the rate of 12% per annum (1% per month) are payable on the Conversion/Dividend Stated Value of the Series B Convertible Preferred Stock in cash or stock at our discretion. Dividends are payable at the end of each month following the applicable issuance date. Dividends payable in stock will be calculated based on the 5-day volume weighted average price during each of the last 5 trading days of the month for which payment is being made. To the extent that a month for which dividends are payable does not involve a full month because shares of Series B Convertible Preferred Stock were issued, redeemed, or converted during such month, the dividend payable shall be pro-rated to reflect the number of days of such month that the dividend applies to. In all events, dividends shall not be payable for periods following redemption, conversion or the 24 month anniversary of the applicable issuance date.

The Series B Convertible Preferred Stock is redeemable in cash by us at any time prior to conversion upon five business days prior written notice to the holder at the Redemption Stated Value for each share being redeemed.

The automatic and optional conversion price will be appropriately adjusted to reflect stock splits, stock dividends (exclusive of the dividends payable on the Series B Convertible Preferred Stock) business combinations and similar recapitalization.

Series C Convertible Preferred Stock

On June 3, 2019 we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C COD”) with the Delaware Secretary of State to create a class of preferred stock, $0.001 par value per share, designated Series C Convertible Preferred Stock and authorized the issuance of up to 129,559 shares of Series C Preferred Stock. On June 4, 2019, all of the 129,559 authorized shares of Series C Convertible Preferred Stock were issued to Pride Partners LLC, the assignee of Maxim Partners LLC. The Series C Convertible Preferred Stock has no voting or other rights other than the right to receive dividends on a pari passu basis with holders of our common stock, the right to receive assets in the event of liquidation, dissolution or winding up on a pari passu basis with holders of our common stock and the right to convert into our common stock. The stated value of each share of Series C Convertible Preferred for purposes of conversions is $1,000 (the “Stated Value”).

Each share of Series C Convertible Preferred Stock is convertible, at any time and from time to time, at the option of the holder thereof, into that number of shares of our common stock (subject in each case to a 4.99% beneficial ownership limitation) determined by dividing the Stated Value of such share of Series C Convertible Preferred Stock by the Series C Convertible Preferred Stock conversion price of $1.00 per share. Consequently, each Share of Series C Convertible Preferred Stock is presently convertible into 1,000 shares of our common stock.

Not later than two trading days after each conversion date we are required to deliver to the converting holder the number of conversion shares being acquired upon the conversion of the Series C Convertible Preferred Stock, which conversion shares will, subject to applicable securities laws, be issued free of restrictive legends and trading restrictions. In the event we fail to deliver Series C Convertible Preferred Stock conversion shares by the applicable share delivery date, the holder may rescind any requested conversion and we will be subject to penalties in the form of partial liquidated damages. We will, under certain circumstances, also be subject to buy-in liability should the holder have to purchase shares of our common stock in the open market in satisfaction of a sale by holder of convertible shares that the holder was entitled to receive by the share delivery date.

Pursuant to the Series C COD, we are required to reserve and keep available out of our authorized and unissued shares of common stock sufficient shares for the sole purpose of issuance upon conversion of the Series C Convertible Preferred Stock.

The Series C COD provides for conversion price adjustments in the event of stock dividends, stock splits and similar transactions. It also provides for certain adjustments in connection with subsequent rights offerings, pro rata distributions to holders of our common stock and fundamental transactions.

Warrants

On June 4, 2019, we issued an 18 month common stock purchase warrant. The warrant entitles the purchaser or its assigns to purchase, subject to a 4.99% beneficial ownership limitation, up to 6,250,000 shares of our common stock (subject to adjustment as provided therein) at a per share exercise price equal to the lesser of (i) $0.1069 or (ii) 75% of the lowest single trading day volume weighted average price for our common stock during the 5 trading days prior to the exercise date. If the warrant is fully exercised, we will receive an aggregate of approximately $668,000 in gross proceeds. The number and amount of shares issuable upon exercise of the warrant is subject to adjustment in the event of stock splits and stock dividends. The warrant also provides for full ratchet anti-dilution exercise price protection under circumstances where, during the term of the warrant, we issue common stock or common stock equivalents, exclusive of exempt issuances, at prices below the then applicable warrant exercise price. The warrant also gives the holder the right, in the event that during the term of the warrant we issue variable price securities, exclusive of exempt issuances, to substitute the variable price formula of the variable price securities for the then applicable warrant exercise price. For a more detailed discussion of the terms of the warrant, see “Description of Business—Business Overview”.

Debentures

On June 4, 2019, for a purchase price of $500,000, we issued $550,000 in principal amount of a 10% Original Issue Discount Senior Convertible Debenture. Subject to earlier conversion or redemption, the debenture is due on September 4, 2020. At any time after June 4, 2019, the debenture is convertible, in whole or in part, into shares of our common stock at the option of the holder, at any time and from time to time (subject to a 4.99% beneficial ownership limitation). If, on September 4, 2020, the outstanding principal balance of the debenture is $50,000 or less, the debenture, including all accrued and unpaid interest then due thereon, is automatically convertible into shares of our common stock. Subject to adjustment, the per share conversion price for the debenture on any conversion date is the lesser of (i) $0.1069 or (ii) 85% of the lowest single trading date volume weighted average price for our common stock during the 5 trading days prior to the conversion date. The number and amount of shares issuable upon conversion is subject to adjustment in the event of stock splits and stock dividends. The debenture also provides for full ratchet anti-dilution price adjustments under circumstances where, during the term of the debenture, we issue common stock or common stock equivalents, exclusive of exempt issuances, at prices below the then applicable debenture conversion price. For a more detailed discussion of the terms of the debenture see “Description of Business—Business Overview”.

Stock Options

As of July 1, 2019, we have 5,800,000 stock options issued and outstanding. (See “Market for Common Equity and Related Stockholder Matters—Securities Authorized for Issuance Under Equity Compensation Plans”.)

Registration Rights

On June 4, 2019 we entered into the Registration Rights Agreement with Pride Partners LLC, a New York limited liability company. Pursuant thereto we are required to file a registration statement or registration statements with respect to (i) the shares issuable upon conversion of the June 4, 2019 debentures, (ii) the shares issuable upon exercise of the June 4, 2019 warrants, (iii) any additional shares required to be registered pursuant to the anti-dilution provisions of the debenture and the warrant, (iv) any shares required to be registered in connection with the debenture and warrant as the result of the impact of stock splits, stock dividends, recapitalizations and similar transactions (such shares being registered pursuant to (i), (ii), (iii) and (iv) above being collectively referred to as the “Registrable Securities”), (v) up to 53,000,000 shares (the “Initially Registrable Maxim Securities”) of common stock issuable to Pride Partners LLC as the assignee of Maxim Partners LLC, as the result of the conversion of up to 53,000 shares of our Series C Preferred Stock and (vi) up to 17,666,666 shares of common stock owned by our president, Brian Neal (the “Neal Shares”). The Neal Shares are subject to the Leak-Out Agreement described above under “Description of Business”. We are required to file the initial registration statement for the registration of the Registrable Securities, Initially Registrable Maxim Securities and Neal Shares within 30 days of June 4, 2019 and to have such registration statement declared effective within 65 days of June 4, 2019 in the event of a no review of the registration statement by the Securities and Exchange Commission. In the event of a full review by the Securities and Exchange Commission, we are required to have the initial registration statement declared effective within 150 days of June 4, 2019.

We are required to keep all registration statements filed under the Registration Rights Agreement continuously effective under the Securities Act of 1933, as amended, (the “Securities Act”) until the date that all of the Registrable Securities covered thereby (i) have been sold thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner of sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement of Rule 144.

Notwithstanding any other provision of the Registration Rights Agreement, if the Commission sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular registration statement as a secondary offering (and notwithstanding that we used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities and other securities to be registered on such registration statement will be reduced as follows:

●	First, we will reduce or eliminate any securities to be included other than Registrable Securities, the Initially Registrable Maxim Securities and the Neal Securities;

●	Second, we will proportionately reduce the Initially Registrable Maxim Securities and the Neal Securities to be registered on behalf of Maxim and Brian Neal;

●	Third, we will reduce Registrable Securities represented by Warrant Shares; and

●	Fourth, we will reduce Registrable Securities represented by Conversion Shares.

In the event we are required to amend the initial registration statement in accordance with the foregoing, we will use our best efforts to file with the Commission, as promptly as allowed by the Commission, one or more registration statements to register for resale those Registrable Securities that were not registered for resale on the initial registration statement, as amended.

If, in connection with our obligations under the Registration Rights Agreement an Event (as such term is defined in the Registration Rights Agreement) takes place, and such Event continues beyond any stated period set forth in the Registration Rights Agreement, then, in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, on each such date and on each monthly anniversary thereof (if the Event has not been cured by such date) until the Event is cured, we are required to pay to each holder an amount, in cash, as partial liquidated damages, equal to the product of 1% multiplied by the aggregate subscription amount paid by the holder pursuant to the SPA. The maximum aggregate amount of partial liquidated damages payable to a holder under the Registration Rights Agreement is 8% of such aggregate subscription amount paid by the holder. Failure to timely pay partial liquidated damages as provided above requires us to pay interest at the rate of 18% per annum (or such lesser maximum amount permitted by applicable law) on the cash amount due.

The Registration Rights Agreement also contains indemnification and contribution provisions. The Registration Rights Agreement further provides that without the prior written consent of the Purchaser, other than the Initially Registrable Maxim Securities and the Neal Securities, neither we nor any of our security holders (other than the holders in such capacity pursuant to the Registration Rights Agreement) may include securities of ours in any registration statements required by the Registration Rights Agreement other than the Registrable Securities. Further, without the prior written consent of the Purchaser, we may not file any other registration statements until all of the Registrable Securities are registered pursuant to one or more registration statements that are declared effective by the Commission. The Registration Rights Agreement also provides for the grant of piggyback registration rights to the holders of Registrable Securities.

Lock-up Agreements and Other Restrictions

In connection with the June 4, 2019 Securities Purchase Agreement, on June 4, 2019, each of our officers and directors entered into Lock-Up Agreements with us wherein they agreed not to sell any of our common stock owned by them or their affiliates during the period ending on the longer of (i) the 180 day anniversary of June 4, 2019, or (ii) 90 days following the effective date of the registration statement required to be filed under the June 4, 2019 Registration Rights Agreement between us and Pride Partners LLC. Certain shares owned by our president, Brian Neal, were exempted from the Lock-Up Agreement. Such exempted shares were, however, subject to a June 4, 2019 Leak-Out Agreement which prohibits sales of such exempted shares in amounts which exceed 5% of the trading volume for our common stock during any day in which sales of exempted shares are sold.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121 and its telephone number is (801) 274-1088.

Anti-Takeover Effects of Provisions of Delaware State Law

In general, Delaware corporations are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder; or

●	the corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

While we are currently not subject to the restrictions contained in Section 203, we will become subject to these restrictions if our common stock is listed on a national securities exchange or we have more than 2,000 stockholders of record of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On January 23, 2018 Pritchett, Siler & Hardy, P.C. resigned as our independent registered public accounting firm following their acquisition by Haynie & Company. On January 23, 2018, we engaged Haynie & Company, Salt Lake City, Utah, as our new independent registered public accounting firm. The change of our independent registered public accounting firm from Pritchett, Siler & Hardy, P.C. to Haynie & Company was approved unanimously by our board of directors.

The reports of Pritchett, Siler & Hardy, P.C. on our financial statements for the fiscal years ended December 31, 2016 and 2015 did not contain an adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports included a going concern qualification.

During the fiscal years ended December 31, 2016 and 2015 and through their resignation on January 23, 2018, there were (i) no disagreements between us and Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C., would have caused Pritchett, Siler & Hardy, P.C. to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal years ended December 31, 2016 and 2015 and in the subsequent interim period through January 23, 2018, we did not consult with Haynie & Company, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Haynie & Company, concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Delaware General Corporate Law, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

●	His or her act or failure to act constituted a breach of his or her fiduciary duty as a director or officer; and

●	His or her breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Delaware law allows corporations to provide broad indemnification to its officers and directors.  At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by CKR Law LLP, 1330 Avenue of the Americas, 14th Floor, New York, NY 10019 (“CKR”). CKR owns shares of our common stock. CKR is counsel to us and receives legal fees in accordance with an executed retainer agreement.

EXPERTS

The consolidated financial statements of LGBTQ Loyalty Holdings, Inc. as of December 31, 2018 and for each of the two years ended December 31, 2018 and December 31, 2017, included in this prospectus and registration statement, have been audited by Haynie & Company CPAs, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of LGBTQ Loyalty Holdings, Inc. to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein and are included in reliance on such report given upon such firm’s authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 2435 Dixie Highway, Wilton Manors, FL 33305.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

LGBTQ LOYALTY HOLDINGS, INC.

LGBTQ Loyalty Holdings, Inc.

(formerly LifeApps Brands Inc.)

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2019	2018

Assets
Current assets:
Cash	$-	$40,908
Accounts receivable	875	-
Other current assets	595	595
Total current assets	1,470	41,503
Total Assets	$1,470	$41,503

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Accounts payable	$401,335	$265,530
Accrued salaries - officers	74,350	348,800
Notes payable	32,486	33,000
Notes payable to related party	17,885	17,885
Advances due to related parties	10,974	10,974
Convertible note payable, net of debt discount	-	34,065
Derivative liability	-	42,104
Total current liabilities	537,030	752,358

Commitments and Contingencies

Stockholders’ (Deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized with 1 share designated as Series A Preferred and 1,500,000 shares designated as Series B Convertible Preferred, respectively	-	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 290,291,798 and 121,984,192 shares issued and outstanding, respectively	290,291	121,984
Additional paid in capital	4,899,587	3,242,449
Deferred officer compensation	(129,036)	(195,054)
Accumulated (deficit)	(5,596,402)	(3,880,234)
Total stockholders’ (deficit)	(535,560)	(710,855)
Total Liabilities and Stockholders’ (Deficit)	$1,470	$41,503

See the accompanying notes to the unaudited condensed consolidated financial statements

LGBTQ Loyalty Holdings, Inc.

(formerly LifeApps Brands Inc.)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2019	2018
Revenue	$2,064	$1,594
Cost of revenue	-	-
Gross profit	2,064	1,594
Operating expenses:
General and administrative	1,033,062	184,702
Depreciation and amortization	-	150
Total operating expenses	1,033,062	184,852
Operating loss	(1,030,998)	(183,258)
Interest expense	685,170	26,461
Change in derivative liability	-	15,730
Net (loss) before income taxes	(1,716,168)	(225,449)
Provision for income taxes	-	-
Net (loss)	$(1,716,168)	$(225,449)

Per share information - basic and fully diluted:
Net (loss) per share	$(0.00)	$(0.00)
Weighted average shares outstanding	227,190,467	90,360,242

See the accompanying notes to the unaudited condensed consolidated financial statements

LGBTQ Loyalty Holdings, Inc.

(formerly LifeApps Brands Inc.)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2019	2018
Net cash used in operations	$(40,394)	$(10,331)

Cash flow from investing activities:	-	-
Net Cash used in investing activities	-	-

Cash flow from financing activities:
Proceeds from convertible notes payable	-	32,000
Repayment of note payable	(514)	(514)
Shareholder advances	-	2,770
Net cash provided by (used in) financing activities	(514)	34,256

Net increase (decrease) in cash	(40,908)	23,925
Cash at beginning of period	40,908	1,084
Cash at end of period	$-	$25,009

Non-cash investing and financing activities:
Stock issued for services	$321,100	$44,100
Conversion of salary accruals and interest	$348,312	$-
Conversion of note payable	$83,383	$-
Exercise of stock options	$5,000	$-

See the accompanying notes to the unaudited condensed consolidated financial statements

LGBTQ Loyalty Holdings, Inc.

(formerly LifeApps Brands, Inc.)

Reconciliation of Stockholders’ Deficit

(Unaudited)

	Preferred Stock Series A		Common Stock		Additional Paid in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	capital	Compensation	(Deficit)	Total

Balance December 31, 2018	-	$-	121,984,192	$121,984	$3,242,449	$(195,054)	$(3,880,234)	$(710,855)
Amortization of deferred compensation						66,018		66,018
Stock issued for services			3,250,000	3,250	317,850			321,100
Exercise of stock options			500,000	500	4,500			5,000
Maxim Partners – Merger	1	-	129,558,574	129,559	259,116			388,675
Conversion of preferred stock	-1	-
Related party debt conversions			8,600,298	8,600	339,712			348,312
Loan conversion			26,398,704	26,399	735,961			762,359
Loss for the period							(1,716,168)	(1,716,168)
Balance March 31, 2019	-	$-	290,291,768	$290,292	$4,899,587	$(129,036)	$(5,596,402)	$(535,560)

			Common Stock		Additional Paid in	Deferred	Accumulated
			Shares	Amount	capital	Compensation	(Deficit)	Total

Balance December 31, 2017	-	$-	87,704,686	$87,704	$2,579,489	$(391,010)	$(3,045,388)	$(769,205)

Amortization of deferred compensation						48,990		48,990
Stock issued for services			3,000,000	3,000	41,100			44,100
Loss for the period							(225,449)	(225,449)
Balance March 31, 2018	-	$-	90,704,686	$90,704	$2,620,589	$(342,020)	$(3,270,837)	$(901,564)

See the accompanying notes to the unaudited condensed consolidated financial statements

LGBTQ Loyalty Holdings, Inc.

(formerly LifeApps Brands Inc.)

Notes to Condensed Consolidated Financial Statements

March 31, 2019 and 2018

(Unaudited)

Note 1. Nature of Business

Throughout this report, the terms “our,” “we,” “us,” and the “Company” refer to LGBTQ Loyalty Holdings, Inc., (formerly LifeApps Brands Inc.) including its subsidiaries. The accompanying unaudited condensed consolidated financial statements of LGBTQ Loyalty Holdings, Inc. at March 31, 2018 and 2017 have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial statements, instructions to Form 10-Q, and Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2018. In management’s opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation to make our financial statements not misleading have been included. The results of operations for the periods ended March 31, 2019 and 2018 presented are not necessarily indicative of the results to be expected for the full year. The December 31, 2018 balance sheet has been derived from our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

Through our wholly owned subsidiary LifeApps, Inc., we are a licensed developer and publisher of apps for the Apple Apps Store for iPhone, iPod touch, iPad and iPad mini. We are also a licensed developer on both Google Play and Amazon Appstore for Android. We have distributed apps on all three platforms.

Moving forward we are developing a digital media network specializing in targeting highly sought-after niche demographic audiences. The company will focus on two core businesses, an LGBT Ad Network and an LGBT Digital Network. Through our digital platform we will aggregate content from around the world. We will create original content along with sponsored content in a 24/7 digital network. The LGBT Ad Network will assist brands in global targeting of the LGBT demographic. The Ad Network will provide advertisers and brands with over 300 mainstream digital platforms and a “bullseye” on this loyal, affluent and ever-expanding audience. We will deliver to our audience with a relevant sponsored content marketing message across all spectrums of digitally connected devices. Our unique value proposition to our audience and sponsors is the ability deliver aggregated and original content, with emphasis on interactive content and captive video.

Note 2. Summary of Significant Accounting Policies

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), which contemplates our continuation as a going concern. We have incurred losses to date of $5,596,402 and have negative working capital of $(535,560). To date we have funded our operations through advances from related parties, issuance of convertible debt, and the sale of our common stock. We intend to raise additional funding through third party equity or debt financing. There is no certainty that funding will be available as needed. These factors raise substantial doubt about our ability to continue operating as a going concern. Our ability to continue our operations as a going concern, realize the carrying value of our assets, and discharge our liabilities in the normal course of business is dependent upon our ability to raise capital sufficient to fund our commitments and ongoing losses, and ultimately generate profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, LGBTQ Loyalty, LLC, LifeApps Inc. and Sports One Group Inc. All material inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

Revenue is derived primarily from the sale of sports and fitness apparel and equipment, and software applications designed for use on mobile devices such as smart phones and tablets. Revenue is recognized only when persuasive evidence of an arrangement exists, the fee is fixed or determinable, the product or service has been delivered, and collectability is probable.

We sell our software directly via Internet download through third party agents. We recognize revenue when payment is received from the agent. Payment is received net of commission paid to the agent, usually 70% to us and 30% to the agent. We record the net amount received as revenue.

We also publish and sell digital magazines through the internet. Magazines can be purchased as individual volumes or as a subscription. To date we have not had any subscription sales.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”). Our lease is short term and will be renewed on a month to month basis. Rent expense was $0 and $255 for the three months ended March 31, 2019 and 2018, respectively.

Earnings per share

We calculate earnings per share in accordance with ASC Topic 260 Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Diluted earnings per share represent basic earnings per share adjusted to include the potentially dilutive effect of outstanding stock options and warrants. The diluted earnings per share were not calculated because we recorded net losses for the periods ended March 31, 2019 and 2018, and the outstanding stock options and warrants are anti-dilutive. Weighted average shares outstanding would have increased by approximately 2,902,500 and 3,412,200 for the three months ended March 31, 2019 and 2018, respectively, on a fully diluted basis.

Recent Pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective may have an impact on our results of operations and financial position.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU simplify the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. This ASU leaves the accounting for the organizations that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company has determined that to date the adoption of ASU 2016-02 has had no impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other, which eliminates step two of the quantitative goodwill impairment test. Step two required determination of the implied fair value of a reporting unit, and then a comparison of this implied fair value with the carrying amount of goodwill for the reporting unit, in order to determine any goodwill impairment. Under the new guidance, an entity is only required to complete a one-step quantitative test, by comparing the fair value of a reporting unit with its carrying amount, and any goodwill impairment charge is determined by the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss should not exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for the Company in the first quarter of 2020, with early adoption permitted as of January 1, 2017, and is to be applied on a prospective basis.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities, which modifies the presentation and disclosure of hedging results. Further, it provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in income. The Company has determined that to date the adoption of this ASU has had no impact on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Note 3. Related Party Transactions – Officer and Shareholder Advances

Amounts due related party represents cash advances, salary accruals, notes payable, and amounts paid on our behalf by an officer and shareholders of the Company. These advances are non-interest bearing, short term in nature and due on demand. The balance at March 31, 2019 and December 31, 2018 was $10,974. Notes payable to related parties at March 31, 2019 and December 31, 2018 totaled $17,885 with a 2% annual interest rate. Currently the company has defaulted on all of their related party loan obligations. Forbearance has been granted by the related parties on all loans. Salary accruals for the three-month periods ended March 31, 2019 and 2018 amounted to $62,250 and $81,000 respectively and net cash advances amounted to $0 and $2,770, respectively for the periods ended March 31, 2019 and 2018.  Total unpaid accrued salary was $74,350 and $348,800 as of March 31, 2019 and December 31, 2018, respectively. On March 21, 2019 all parties to the employment and service agreements converted amounts due thereunder at December 31, 2018 into 8,600,298 shares of common stock.

On December 19, 2017 we entered into an Employment Services Agreements with our Chief Executive Officer and our President and an Executive Management Consulting Agreement with our former Chief Executive Officer. The Agreements have a two-year term and are subject to automatic renewal for successive periods of one year unless either we or the counterparties give the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Agreement with our current and former Chief Executive Officers provide for base compensation of $150,000 and a base annual salary of $24,000 for our President. The compensation payments are payable in bi-weekly installments. In the event any of the payments are not made within 30 days of the due date, they will accrue interest at the rate of 10% per annum.

The Agreements contain customary termination provisions including terminations with or without cause, for good reason or voluntarily, non-competition and non-solicitation provisions, and an inventions and patents provision which provides that all the work produced by the counterparties, which is created, designed, conceived or developed by them in the course of their employment under the Agreements belong to us. Effective as of January 1, 2018, the agreements were modified to remove the conversion right provisions. On February 15, 2019 the Executive Management Consulting Agreement with our former Chief Executive Officer was terminated by mutual agreement.

During the periods ended March 31, 2019 and 2018 we recorded interest accruals of $4,645 and $658, respectively related to the contracts.

Note 4. Notes Payable

Notes payable to two unrelated third parties amounted to $32,486 at March 31, 2019 and $33,000 at December 31, 2018 with interest rates of 2% and 7% per annum, respectively. One of the notes in the amount of $17,486 at March 31, 2019 is past due and is, therefore, in default. The other notes were issued in August and December of 2018 aggregating $15,000. On March 7, 2019, the lender agreed in principal to convert the $15,000 in loan principal into shares of our common stock at a conversion price of $0.08 per share resulting in an issuance obligation of 187,500 shares. We have yet to issue the shares but expect to issue them in the near future. The lender also agreed to waive all interest due on the loans.

Note 5. Convertible Note Payable

On March 6, 2018, we executed a Promissory Note (the “2018 Note”) to an unrelated entity and received an aggregate of $32,000. The Note has an initial term of one year and provides for an original issue discount of $3,000, which is being amortized over the initial term. The note carries face interest rates of 12% per annum. The Lender has the right, at any time and/or after 180 days at their election to convert all or part of the outstanding and unpaid principal and accrued interest into shares of our common stock. The conversion price is 58% of a two-day average of the lowest trading price in the 15 range of trading days prior the conversion. The Notes provide for additional penalties if we cannot deliver the underlying common stock on a timely basis.

We evaluated the terms of the conversion features of the convertible note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined it is indexed to the Company’s common stock and that the conversion features meet the definition of a liability and therefore bifurcated the conversion feature and accounted for it as a separate derivative liability.

We valued the conversion feature at origination of the Note at $55,118 using the Black Scholes valuation model with the following assumptions: dividend yield of zero, 1 year to maturity, risk free interest rate of 3.03% and annualized volatility of 298.79%. $32,000 of the value assigned to the derivative liability was recognized as a debt discount on the convertible debenture. The debt discount was recorded as reduction (contra-liability) to the convertible Note and is being amortized over the initial term of the convertible Note. The balance of $23,118 of the value assigned to the derivative liability was recognized as origination interest on the derivative liability and expensed on origination.

To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

During the quarter ended September 30, 2018, the company became subject to a penalty assessment of $17,500 due to a loan covenant violation. Such amount has been expensed as additional interest. Additionally, the fair value of the derivative liability associated with the penalty amounted to $29,265 and has been recorded as additional interest expense.

On September 20, 2018, the lender exercised conversion rights pursuant to the loan agreement and converted $8,000 of the loan principal into 1,777,778 shares of common stock. The company recognized an aggregate of $10,375 of shareholder equity as a result of the conversion based of a fair value calculation at the conversion date and related adjustments to remaining loan discounts applicable to the converted loan amount. On December 31, 2018, the lender exercised conversion rights pursuant to the loan agreement and converted $8,000 of the loan principal into 5,305,040 shares of common stock. The company recognized an aggregate of $7,583 of shareholder equity as a result of the conversion based of a fair value calculation at the conversion date and related adjustments to remaining loan discounts applicable to the converted loan amount.

We value the derivative liability and at the end of each accounting period with the difference in value is recognized as gain or loss. At March 31, 2018 we determined the valuation using the Black-Sholes valuation model with the following assumptions: dividend yield of zero, .94 years to maturity, risk free interest rate of 2.85% and annualized volatility of 289.61%. We recognized $15,730 of expense for the change in value of the derivative for the three months ended March 31, 2018. Interest expense for the period includes $23,118 of origination interest, amortization of debt discounts of $2,394 and interest accrual of $288.

During the period February 6, 2019 through and including February 11, 2019, the holder of a March 6, 2018 convertible promissory note (the “Note”) in the original principal amount of $35,000 converted $26,920 in principal and $4,255 in interest into an aggregate of 26,398,734 shares of our common stock at a conversion price of $0.0015 per share. As the result of such conversions, the Note has been repaid in full and terminated. The shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Interest expense for the period ended March 31, 2019 amounted to $685,170.

Note 6. Stockholders’ Equity

On January 25, 2019, we entered into and closed a securities exchange under a Securities Exchange Agreement (the “Securities Exchange Agreement”) with LGBT Loyalty LLC, a New York limited liability company (“LGBT Loyalty”), and Maxim Partners, LLC, a New York limited liability company (“Maxim”), pursuant to which we acquired all of the membership interests of LGBT Loyalty, making LGBT Loyalty a wholly owned subsidiary of ours, in exchange for 120,959,996 shares (the “Shares”) of our restricted common stock and one share of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Shares issued to Maxim represented, upon issuance, 49.99% of our then issued and outstanding shares of common stock. Through LGBT Loyalty, we intend to create, establish, develop, manage and fund a LGBT Preference Index, LGBT Exchange Traded Fund and/or LGBT Loyalty Sponsor Fund. On March 29, 2019 an additional 8,598,578 shares were issued to Maxim for the conversion of the Series A Convertible Preferred Stock. LGBT Loyalty has no assets, liabilities nor operations at the exchange date, therefore, the value ascribed to the issued stock ($388,675) has been charged to operations as expenses of the merger.

Effective February 20, 2019 we issued an aggregate of 750,000 shares of restricted common stock to a consultant in accordance with a service contract that provided for a 250,000 share stock grant and the exercise of 500,000 $0.01 stock options in exchange for the cancellation of $5,000 then outstanding accounts payable due to the consultant for prior services.

During March 2019 we issued an aggregate of 3,000,000 shares of restricted common stock to three unrelated individuals in accordance with their appointment as directors of the Company.

Effective March 26, 2019 we issued an aggregate of 8,600,298 shares of our restricted common stock pursuant to the automatic exercise of warrants issued to two current and prior company officers on January 25, 2019. The warrants were issued in exchange for the cancellation of an aggregate of $348,312 of salary and interest accruals through December 31, 2018.

During the period ended March 31, 2018 we issued 3,000,000 shares of common stock in connection with consulting agreements with two unrelated entities. The shares were valued at the respective trading prices of our common stock on the dates the agreements were signed.

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a new class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock (“Series B Preferred Stock”) and authorized the issuance of up to 1,500,000 shares of Series B Preferred Stock. The Series B Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into common stock. The stated value of each share of Series B Convertible Preferred for purposes of conversions and dividends is $1.15 (the “Conversion/Dividend Stated Value”). The stated value of each share of Series B Convertible Preferred for purposes of redemptions is $1.35 (the “Redemption Stated Value”).

We recorded $66,018 and $48,990 of amortization of deferred officer compensation during the periods ended March 31, 2019 and 2018, respectively. The 2019 amount includes the full amortization of the remaining balance due under the now terminated Executive Management Consulting Agreement with our former Chief Executive Officer.

Note 7. Options and Warrants

The following is a summary of stock options issued pursuant to the 2012 Equity Incentive Plan:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding January 1, 2019	6,300,000	$0.0049	2.4	-
Granted	-	$-	-	-
Exercised	500,000	$0.01	-	-
Cancelled	-	$-	-	-
Outstanding March 31, 2019	5,800,000	$0.0045	2.2	$-
Exercisable March 31, 2019	5,800,000	$0.0045	2.2	$-

There was no stock based compensation expense for options for the periods ended March 31, 2019 and 2018. There will be no additional compensation expense recognized in future periods.

On January 25, 2019 we issued warrants to two Company executives in exchange for the cancellation of an aggregate of $348,312 of salary and interest accruals through December 31, 2018. The warrants were fully exercised as described in Note 6 above.

Note 8. Subsequent Events

Management has evaluated all activity and concluded that no subsequent events have occurred that would require recognition in these financial statements or disclosure in the notes to these financial statements other than the following:

Effective April 3, 2019, we issued 125,000 shares of our Series B Convertible Preferred Stock to five persons at a price of $1.00 per share or an aggregate of $125,000.

Effective April 18, 2019 we issued 2,000,000 shares of our common stock to LZ Gunderson and Robert Tull (1,000,000 shares each).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of LifeApps Brands Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LifeApps Brands Inc. (the Company) as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, has negative cash flows from operations, and has negative working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Haynie & Company

Salt Lake City, Utah

April 16, 2019

We have served as the Company’s auditor since 2018.

LifeApps Brands Inc.

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
Assets
Current assets:
Cash	$40,908	$1,084
Other current assets	595	595
Total current assets	41,503	1,679
Intangible asset, net of amortization	—	150
Total Assets	$41,503	$1,829

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$265,530	$124,620
Accrued salary	348,800	601,154
Notes payable	33,000	20,000
Notes payable to related party	17,885	17,585
Advances due to related party	10,974	7,675
Convertible note payable net of discounts	34,065	—
Derivative liability	42,104	—
Total current liabilities	752,358	771,034
Total liabilities	752,358	771,034

Commitments and contingencies

Stockholders’ (Deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized with 1 share designated as Series A Preferred and 1,500,000 shares designated as Series B Convertible Preferred none issued or outstanding	—	—
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 121,984,192 and 87,704,686 shares issued and outstanding, as of December 31, 2018 and 2017, respectively	121,984	87,704
Additional paid in capital	3,242,449	2,579,489
Deferred officer compensation	(195,054)	(391,010)
Accumulated (deficit)	(3,880,234)	(3,045,388)
Total stockholders’ (deficit)	(710,855)	(769,205)
Total Liabilities and Stockholders’ (Deficit)	$41,503	$1,829

See the accompanying notes to the consolidated financial statements

LifeApps Brands Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2018 and 2017

	2018	2017
Revenue	$2,574	$3,793
Cost of revenue	—	49
Gross profit	2,574	3,744
Operating expenses:
General and administrative	747,963	259,594
Depreciation and amortization	150	975
Total operating expenses	748,113	260,569
(Loss) from operations	(745,539)	(256,825)
Interest expense	(124,358)	—
Change in derivative liability	35,051	—
Net (loss) before income taxes	(834,846)	(256,825)
Provision for income taxes	—	—
Net (loss)	$(834,846)	$(256,825)

Per share information - basic and fully diluted:
Weighted average shares outstanding	93,166,625	27,006,662

Net (loss) per share	$(0.01)	$(0.01)

See the accompanying notes to the consolidated financial statements

LifeApps Brands Inc.

Consolidated Statements of Stockholders’ (Deficit)

For the Years Ended December 31, 2018 and 2017

	Common Stock		Additional Paid in	Deferred Officer	Accumulated
	Shares	Amount	capital	Compensation	Deficit	Total
Balance, January 1, 2017	25,311,186	$25,311	$2,099,358	$—	$(2,788,563)	$(663,894)
Equity based compensation	—	—	53,179	—	—	53,179
Conversion and forgiveness of shareholder debt	9,393,500	9,393	84,742	—	—	94,135
Stock issued under employment contracts	52,500,000	52,500	294,000	(346,300)	—	200
Options issued under service contract	—	—	45,410	(44,710)	—	700
Stock issued for services	500,000	500	2,800	—	—	3,300
Net loss for the year ended December 31, 2017	—	—	—	—	(256,825)	(256,825)
Balance, December 31, 2017	87,704,686	87,704	2,579,489	(391,010)	(3,045,388)	(769,205)
Amortization of deferred compensation	—	—	—	195,956	—	195,956
Forgiveness of shareholder debt	—	—	526,888	—	—	526,888
Exercise of stock options	10,946,688	10,947	38,520	—	—	49,467
Stock issued for cash	11,000,000	11,000	44,000	—	—	55,000
Stock issued for services	5,250,000	5,250	42,677	—	—	47,927
Stock issued for debt conversion	7,082,818	7,083	10,875	—	—	17,958
Net loss for the year ended December 31, 2018	—	—	—	—	(834,846)	(834,846)
Balance, December 31, 2018	121,984,192	$121,984	$3,242,449	$(195,054)	$(3,880,234)	$(710,855)

See the accompanying notes to the consolidated financial statements.

LifeApps Brands Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

	2018	2017
Cash flow from operating activities:
Net loss	$(834,846)	$(256,825)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	150	975
Stock based compensation	47,927	56,479
Amortization of deferred compensation	195,956	900
Director and officer compensation accruals	324,000	154,600
Financing related costs – convertible debt	97,178	—
Change in derivative liability	(35,051)	—
Changes in operating assets and liabilities:
Other current assets	—	345
Accounts payable	140,911	(6,088)

Net cash used in operations	(63,775)	(49,614)

Cash flow from financing activities:
Proceeds from notes payable	15,000	20,000
Repayment of notes payable	(2,000)	—
Proceeds from convertible debt	32,000	—
Proceeds from sale of common stock	55,000	—
Proceeds from related party notes and advances	3,599	32,160
Repayments of related party advances	—	(2,850)
Net cash provided by financing activities	103,599	49,310

Net increase (decrease) in cash	39,824	(304)
Cash at beginning of period	1,084	1,388
Cash at end of period	$40,908	$1,084

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash financing activities:
Non-cash exercise of stock options	$49,467	$—
Forgiveness of shareholder loans	$526,888	$—
Conversion of notes payable to common stock	$17,958	$—
Conversion of shareholder loans to common stock	$—	$94,135

See the accompanying notes to the consolidated financial statements

LifeApps Brands Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 1. Nature of Business

Throughout this report, the terms “our,” “we,” “us,” and the “Company” refer to LifeApps Brands Inc., including its subsidiaries.

Through our wholly owned subsidiary LifeApps, Inc., we are a licensed developer and publisher of apps for the Apple Apps Store for iPhone, iPod touch, iPad and iPad mini. We are also a licensed developer on both Google Play and Amazon Appstore for Android. We have distributed apps on all three platforms.

Moving forward we intend to create a LGBTQ Loyalty Preference Index.  We will attempt to support and grow the Index through an LGBTQ Loyalty Sponsorship program. LGBTQ Loyalty Sponsorship packages will be offered to companies with a desire to market their products and services to the LGBTQ community. We also intend to develop a digital media network specializing in targeting highly sought-after niche demographic audiences.  The company will focus on two core businesses, an LGBT Ad Network and an LGBT Digital Network.  Through our digital platform we will aggregate content from around the world.  We will create original content along with sponsored content in a 24/7 digital network.  The LGBT Ad Network will assist brands in global targeting of the LGBT demographic.  The Ad Network will provide advertisers and brands with over 300 mainstream digital platforms and a “bullseye” on this loyal, affluent and ever-expanding audience. We will deliver to our audience with a relevant sponsored content marketing message across all spectrums of digitally connected devices. Our unique value proposition to our audience and sponsors is the ability deliver aggregated and original content, with emphasis on interactive content and captive video.

Note 2. Summary of Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), which contemplates our continuation as a going concern. We have incurred losses to date of $3,880,234 and have negative working capital. To date we have funded our operations through advances from a related party, issuance of convertible debt, and the sale of our common stock. We intend to raise additional funding through third party equity or debt financing. There is no certainty that funding will be available as needed. These factors raise substantial doubt about our ability to continue operating as a going concern. Our ability to continue our operations as a going concern, realize the carrying value of our assets, and discharge our liabilities in the normal course of business is dependent upon our ability to raise capital sufficient to fund our commitments and ongoing losses, and ultimately generate profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, LifeApps Inc., and Sports One Group Inc. All material inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Financial Instruments

The estimated fair values for financial instruments were determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amounts of accounts payable and accrued liabilities approximated fair value because of the short-term maturities of these instruments. The fair value of notes payable approximated to their carrying value as generally their interest rates reflected our effective annual borrowing rate.

Fair Value Measurements:

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights and derivative liabilities.

Our financial instruments consist of cash, short-term trade receivables, prepaid expenses, payables, accruals and convertible notes payable. The carrying values of cash and cash equivalents, short-term trade receivables, prepaid expenses, payables, and accruals approximate fair value because of the short term maturities of these instruments.

Intangibles

Intangibles, which include websites and databases acquired, internet domain name costs, and customer lists, are being amortized over the expected useful lives which we estimate to be three to five years. In accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 350 Intangibles – Goodwill and Other (“ASC 350”), the costs to obtain and register internet domain names were capitalized.

Fixed Assets

Fixed assets consists of furniture and equipment and are stated at cost less accumulated depreciation and accumulated impairment loss, if any. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. The estimated useful lives used for financial statement purposes 3 years. Fixed assets have been fully depreciated as of December 31, 2018 and 2017.

Derivative Financial Instruments:

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

Revenue is derived primarily from the sale of sports and fitness apparel and equipment, and software applications designed for use on mobile devices such as smart phones and tablets. Revenue is recognized only when persuasive evidence of an arrangement exists, the fee is fixed or determinable, the product or service has been delivered, and collectability is probable.

We sell our software directly via Internet download through third party agents. We recognize revenue when payment is received from the agent. Payment is received net of commission paid to the agent, usually 70% to us and 30% to the agent. We record the net amount received as revenue.

We also publish and sell digital magazines through the internet. Magazines can be purchased as individual volumes or as a subscription. To date we have not had any subscription sales.

Cost of Revenue

Cost of revenue includes the cost of amounts paid for articles, photography, editorial and production cost of the magazine and ongoing web hosting costs. Cost of revenue related to product sales includes the direct cost of those products sold.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”). Our lease is short term and will be renewed on a month to month basis. Rent expense was $255 and $4,350 for the years ended December 31, 2108 and 2017, respectively.

Equity-Based Compensation

Stock-based compensation is presented in accordance with the guidance of ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Under the provisions of ASC 718, companies are required to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations.

Income Taxes

The provision for income taxes is determined in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements, uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2018 and 2017 we did not have any interest, penalties or any significant unrecognized uncertain tax positions.

Earnings per share

We calculate earnings per share in accordance with ASC Topic 260 Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Diluted earnings per share represent basic earnings per share adjusted to include the potentially dilutive effect of outstanding stock options and warrants. The diluted earnings per share were not calculated because we recorded net losses for the years ended December 31, 2018 and 2017, and the outstanding stock options and warrants are anti-dilutive. Weighted average shares outstanding would have increased by approximately 2,902,500 and 7,528,000 for the years ended December 31, 2018 and 2017 on a fully diluted basis as a result of outstanding stock options and warrants.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective may have an impact on our results of operations and financial position.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU simplify the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. This ASU leaves the accounting for the organizations that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is evaluating the potential impact of ASU 2016-02 on its Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other, which eliminates step two of the quantitative goodwill impairment test. Step two required determination of the implied fair value of a reporting unit, and then a comparison of this implied fair value with the carrying amount of goodwill for the reporting unit, in order to determine any goodwill impairment. Under the new guidance, an entity is only required to complete a one-step quantitative test, by comparing the fair value of a reporting unit with its carrying amount, and any goodwill impairment charge is determined by the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss should not exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for the Company in the first quarter of 2020, with early adoption permitted as of January 1, 2017, and is to be applied on a prospective basis.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities, which modifies the presentation and disclosure of hedging results. Further, it provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in income. The amendments in this ASU are effective for the Company in the first quarter of 2019.

In November 2017, the FASB has issued ASU No. 2017-14, Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). ASU 2017-14 includes amendments to certain SEC paragraphs within the FASB Accounting Standards Codification (Codification). ASU 2017-14 amends the Codification to incorporate the following previously issued guidance from the SEC. ‘The amendments in ASU No. 2017-14 amends the Codification to incorporate SEC Staff Accounting Bulletin (SAB) No. 116 and SEC Interpretive Release on Vaccines for Federal Government Stockpiles (SEC Release No. 33-10403) that bring existing SEC staff guidance into conformity with the FASB’s adoption of and amendments to ASC Topic 606, Revenue from Contracts with Customers.

In September 2017, the FASB has issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.” The amendments in ASU No. 2017-13 amends the early adoption date option for certain companies related to the adoption of ASU No. 2014-09 and ASU No. 2016-02. Both of the below entities may still adopt using the public company adoption guidance in the related ASUs, as amended. The effective date is the same as the effective date and transition requirements for the amendments for ASU 2014-09 and ASU 2016-02.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Note 3. Intangible Assets

At December 31, 2018 and 2017, intangible assets consist of the following:

	2018	2017
Internet domain names	$58,641	$58,641
Website and data bases	56,050	56,050
Customer and supplier lists	4,500	4,500
Total intangibles	119,191	119,191
Less accumulated amortization	(119,191)	(119,041)
	$—	$150

We recognized goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired in accordance with ASC 805. Goodwill represents the excess of cost over fair value of all identifiable assets less any liabilities assumed. We have not recognized any goodwill in these financial statements. Additionally, ASC 805 gives guidance on five types of assets: marketing-related, customer-related, artistic-related, contract-related, and technology based intangible assets. We identified identifiable intangibles that are marketing-related, customer-related, and technology based.

The amount charged to amortization expense for all intangibles was $150 and $975 for the years ended December 31, 2018 and 2017, respectively. Estimated future amortization expense related to the intangibles as of December 31, 2018 is $-.

Note 4. Related Party Transactions – Officer and Shareholder Advances

Parties, which can be a corporation or an individual, are considered to be related if we have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Amounts due related party represents cash advances, salary accruals, notes payable, and amounts paid on our behalf by an officer and shareholders of the Company. These advances are non-interest bearing, short term in nature and due on demand. The balance at December 31, 2018 and 2017, was $10,974 and $7,675, respectively. Notes payable to related parties at December 31, 2018 and 2017 totaled $17,585 with a 2% annual interest rate. Currently the company has defaulted on all of its related party loan obligations. Forbearance has been granted by the related parties on all loans. Salary accruals for each year amounted to $324,000 and $154,600 respectively and net cash advances amounted to $3,599 and $29,310, respectively for the years ended December 31, 2018 and 2017.  The maximum amount owed to related parties during the years ended December 31, 2018 and 2017 were $968,781 and $735,949. During December 2018 the former chief executive and current shareholder of the Company agreed to cancel an aggregate of $576,354 of amounts due him as of December 31, 2017 by way of a capital contribution of $526,887 and the exercise of stock options for 10,946,688 shares of common stock having an aggregate exercise price of $49,467. Total unpaid accrued salary was $348,800 and $601,154 as of December 31, 2018 and 2017, respectively. Subsequent to December 31, 2018 all parties to the employment and service agreements converted amounts due thereunder at December 31, 2018 into shares of common stock.

On December 19, 2017 we entered into an Employment Services Agreements with our Chief Executive Officer and our President and an Executive Management Consulting Agreement with our former Chief Executive Officer. The Agreements have a two-year term and are subject to automatic renewal for successive periods of one year unless either we or the counterparties give the other written notice of intention to not renew at least 30 days prior to the end of the existing term. The Agreement with our current and former Chief Executive Officers provide for base compensation of $150,000 and a base annual salary of $24,000 for our President. The compensation payments are payable in bi-weekly installments. In the event any of the payments are not made within 30 days of the due date, they will accrue interest at the rate of 10% per annum.

The Agreements contain customary termination provisions including terminations with or without cause, for good reason or voluntarily, non-competition and non-solicitation provisions, and an inventions and patents provision which provides that all the work produced by the counterparties, which is created, designed, conceived or developed by them in the course of their employment under the Agreements belong to us. Effective as of January 1, 2018, the agreements were modified to remove the conversion right provisions. On February 15, 2019 the Executive Management Consulting Agreement with our former Chief Executive Officer was terminated by mutual agreement.

During the year ended December 31, 2018 we recorded interest accruals of $14,788 related to the agreements.

Note 5. Note Payable

Notes payable consisted of two unrelated third parties amounted to $33,000 at December 31, 2018 and $20,000 to a single unrelated third party at December 31, 2017 with an interest rates of 2% and 7% per annum. One of the notes in the amount of $18,000 at December 31, 2018 is past due and is, therefore, in default. The other notes issued in August and December of 2018 aggregating $15,000 are in default status subsequent to the balance sheet date. The August note provided for the issuance of 750,000 shares of common stock as additional interest due at the October 4, 2018 maturity date. The shares were valued at the then current market value of $6,727.

In December 2017, a director of the Company and a shareholder converted an aggregate of $94,135 of advances into 9,393,500 shares of our $.001 par value common stock using an agreed upon rate of $.01 per share as the conversion rate. Additionally, $1,565 of debt and accrued interest was forgiven. The gain on the transaction was accounted for as an increase to paid in capital.

Note 6. Convertible Note Payable

On March 6, 2018, we executed a Promissory Note (the “2018 Note”) to an unrelated entity and received an aggregate of $32,000. The Note has an initial term of one year and provides for an original issue discount of $3,000, which is being amortized over the initial term. The note carries an interest rate of 12% per annum. The Lender has the right, at any time and/or after 180 days at their election to convert all or part of the outstanding and unpaid principal and accrued interest into shares of our common stock. The conversion price is 58% of a two-day average of the lowest trading price in the 15 range of trading days prior the conversion. The Notes provide for additional penalties if we cannot deliver the underlying common stock on a timely basis.

We evaluated the terms of the conversion features of the convertible note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined it is indexed to the Company’s common stock and that the conversion features meet the definition of a liability and therefore bifurcated the conversion feature and accounted for it as a separate derivative liability.

We valued the conversion feature at origination of the Note at $55,118 using the Black Scholes valuation model with the following assumptions: dividend yield of zero, 1 year to maturity, risk free interest rate of 3.03% and annualized volatility of 298.79%. $32,000 of the value assigned to the derivative liability was recognized as a debt discount on the convertible debenture. The debt discount was recorded as reduction (contra-liability) to the convertible Note and is being amortized over the initial term of the convertible Note. The balance of $23,118 of the value assigned to the derivative liability was recognized as origination interest on the derivative liability and expensed on origination.

To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

During the quarter ended September 30, 2018, the company became subject to a penalty assessment of $17,500 due to a loan covenant violation. Such amount has been expensed as additional interest. Additionally, the fair value of the derivative liability associated with the penalty amounted to $29,265 and has been recorded as additional interest expense.

On September 20, 2018, the lender exercised conversion rights pursuant to the loan agreement and converted $8,000 of the loan principal into 1,777,778 shares of common stock. The company recognized an aggregate of $10,375 of shareholder equity as a result of the conversion based of a fair value calculation at the conversion date and related adjustments to remaining loan discounts applicable to the converted loan amount. On December 31, 2018, the lender exercised conversion rights pursuant to the loan agreement and converted $8,000 of the loan principal into 5,305,040 shares of common stock. The company recognized an aggregate of $7,583 of shareholder equity as a result of the conversion based of a fair value calculation at the conversion date and related adjustments to remaining loan discounts applicable to the converted loan amount.

We value the derivative liability at the end of each accounting period with the difference in value recognized as gain or loss. At December 31, 2018 we determined the valuation using the Black-Sholes valuation model with the following assumptions: dividend yield of zero, .18 years to maturity, risk free interest rate of 2.63% and annualized volatility of 101%. We recognized a $35,051 gain for the change in value of the derivative for the year ended December 31, 2018. Interest expense for the year ended December 31, 2018 includes $52,383 of origination interest, amortization of debt discounts of $33,779 and interest accrual of $5,352.

At December 31, 2018 the balance of the Note is comprised of the following:

Face amount of Note	$36,500
Original issue discount	(534)
Debt discount	(1,901)
$34,065

As described in Note 11, the note balance and accrued interest was fully converted to shares of common stock subsequent to December 31, 2018.

Note 7. Stockholders’ Equity

During the year ended December 31, 2018 we issued 5,250,000 shares of common stock for services of four unrelated entities. The shares were valued at the respective trading prices of our common stock on the dates the issuances were approved by our Board of Directors.

During the year ended December 31, 2018 three unrelated third parties purchased an aggregate of 11,000,000 shares of common stock for $55,000 cash at $.005 per share. One of the parties made a loan to the company in the amount of $10,000. The loan provided for a stock grant of 750,000 shares of common stock.

Also, as described in Note 6, the company issued 7,082,818 shares of common stock pursuant to a debt-to-equity conversion.

Also, as described in Note 5, the company issued 10,946,688 shares of common stock pursuant to the exercise of stock options.

During the year ended December 31, 2017 we issued 9,393,500 shares of common stock for the conversion of shareholder debt as more fully described in Note 6 above.

Additionally, we issued an aggregate of 52,500,000 shares to two individuals, who have become officers of the Company, under employment contracts as described in Note 4 above which resulted in a change of control of the company. The contracts became effective on January 1, 2018; therefore, the related expense has been deferred in the accompanying financial statements. The shares were valued at the closing price of the Company’s common stock at the date the contracts were signed. The Company is amortizing the $346,500 of compensation expense over the initial two-year terms of the employment contracts. We recorded $195,956 of amortization of deferred officer compensation during the Year ended December 31, 2018.

Also, during the year ended December 31, 2017 we issued 500,000 shares of common stock for legal services. The shares were for current services and were valued at $.0066 per share, the closing price of our stock at the date the shares were authorized.

Note 8. Options

Stock based compensation expense for options issued pursuant to our 2012 Equity Incentive Plan for years ended December 31, 2018 and 2017 amounted to $0 and $7,312. There will be no additional compensation expense recognized in future periods.

The following is a summary of stock option issued to pursuant to the plan:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value at date of grant

Outstanding January 1, 2017	15,000,000	$0.0026	3.4	—
Granted	6,946,688	$.01	5.0	—
Exercised	—	$—	—	—
Cancelled	(4,700,000)	$(.0026)	—	—
Outstanding December 31, 2017	17,246,688	$0.0056	3.4	—
Granted	—	$—	—	—
Exercised	(10,946,688)	$(0.0059)	—	—
Cancelled	—	$—	—	—
Outstanding December 31, 2018	6,300,000	$0.0049	2.4	—
Exercisable December 31, 2018	6,300,000	$0.0049	2.4	—

Note 9. Outstanding Warrants

There were no warrants issued during the years ended December 31, 2018 or 2017. The 400,000 previously outstanding warrants expired on September 20, 2017.

Note 10. Income Taxes

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. The Company has completed a review of the accounting for the effects of the Act during the quarter ended December 31, 2017. The Company’s financial statements for the year ended December 31, 2017 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 34% to 21% as well as other changes.

Income tax provision (benefit) for the years ended December 31, 2018 and 2017, is summarized below:

	2018	2017
Current:
Federal	$—	$—
State	—	—
Total current	—	—
Deferred:
Federal (21% tax rate in 2018)	(130,000)	(68,900)
State	(34,100)	(11,200)
Total deferred	(164,100)	(80,100)
Increase in valuation allowance	164,100	80,100
Total provision	$—	$—

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences as of December 31, 2017 and 2016 are as follows:

	2018	2017
Income tax provision at the federal statutory rate	21.0%	34.0%
State income taxes, net of federal benefit	5.5%	5.5%
Increase in valuation allowance	(26.5)%	(39.5)%
	0.0%	0.0%

Components of the net deferred income tax assets at December 31, 2017 and 2016 were as follows:

	2018	2017
Net operating loss carryovers (2017 adjusted for revised tax rate)	$528,200	$364,100
Valuation allowance	(528,200)	(364,100)
	$—	$—

In accordance with ASC 740, at December 31, 2018 we determined that a valuation allowance should be recognized against deferred tax assets because, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized in the future. We recognized a reserve of 100% of the amounts of the deferred tax benefit in the amount of $528,200.

As of December 31, 2018, we had cumulative net operating loss carry forwards of $2,358,000 which expire from 2033 through 2038.

There are open statutes of limitations for taxing authorities in federal and state jurisdictions to audit our tax returns from 2010 through the current period. Our policy is to account for income tax related interest and penalties in income tax expense in the consolidated statement of operations. There have been no income tax related interest or penalties assessed or recorded.

Note 11. Business Segments

We currently have two business segments; (i) the sale of physical products (“Products”) and (ii) digital publishing (“Publishing”). The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The publishing segment does not meet the quantitative threshold for disclosure as outlined ASC Topic 280 Segment Reporting.

All of our revenue is generated in the United States and accordingly no geographic segment reporting is included.

No customers accounted for more than 10% of our revenues in the years ended December 31, 2018 and 2017.

Note 12. Subsequent Events

On January 25, 2019, we entered into and closed a securities exchange under a Securities Exchange Agreement (the “Securities Exchange Agreement”) with LGBT Loyalty LLC, a New York limited liability company (“LGBT Loyalty”), and Maxim Partners, LLC, a New York limited liability company (“Maxim”), pursuant to which we acquired all of the membership interests of LGBT Loyalty, making LGBT Loyalty a wholly owned subsidiary of ours, in exchange for 120,959,996 shares (the “Shares”) of our restricted common stock and one share of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Shares issued to Maxim represented, upon issuance, 49.99% of our then issued and outstanding shares of common stock. Through LGBT Loyalty, we intend to create, establish, develop, manage and fund a LGBT Preference Index, LGBT Exchange Traded Fund and/or LGBT Loyalty Sponsor Fund.

The Series A Preferred Stock has no voting, liquidation or other rights other than the right to convert into common stock. The Series A Preferred Stock will automatically convert into additional shares of our restricted common stock immediately after such time that (i) the number of shares of our authorized common stock is increased from 500,000,000 to 1,000,000,000 shares (the “Share Increase”); and (ii) the January 25, 2019 warrants issued to Brian Neal, our President, and Robert Gayman, our Executive Management Consultant, at the closing of the securities exchange transaction (the “Management Warrants”) are automatically exercised for shares of our restricted common stock. The Management Warrants represent common stock purchase warrants that were issuable to Robert Blair, our Chief Executive Officer, Brian Neal and Robert Gayman, and/or their designees or assignees (collectively, the “Management Holders”) in exchange for the cancellation of all amounts due to the Management Holders by us as of, but not including, January 1, 2019, which amounts consisted solely of accrued salaries and/or consulting fees earned by the Management Holders through December 31, 2018, plus interest due thereon. These amounts consisted of $161,629 due to Robert Blair, representing $154,600 of compensation and $7,029 of interest, $25,054 due to Brian Neal, representing $24,000 of compensation and $1,054 of interest and $161,629 due to Robert Gayman, representing $154,600 of compensation and $7,029 of interest. Prior to their issuance, Robert Blair gifted his right to receive Management Warrants to Brian Neal. The Management Warrants are automatically exercisable for shares of our restricted common stock following the Share Increase at an exercise price equal to a 10% discount to the volume weighted average price (“VWAP”) for our common stock during the three trading days ending on the seventh trading day following the date on which this Current Report is filed with the Securities and Exchange Commission. Except as otherwise provided below, the share of Series A Preferred Stock is automatically convertible into 99.98% of the number of shares issued upon the automatic exercise of the Management Warrants. However, upon the conversion of the Series A Preferred Stock, Maxim may not own more than 49.99% of our then issued and outstanding common stock.

In the event that the full conversion of the Series A Preferred Stock would result in Maxim owning more than 49.99% of our then issued and outstanding common stock, the conversion will be limited to such number of shares that will result in Maxim owning 49.99% of our then issued and outstanding common stock and the issuance of the remaining shares issuable upon conversion will be deferred until such time that their issuance will not increase Maxim’s ownership of our common stock to more than 49.99%.

During the period February 6, 2019 through and including February 11, 2019, the holder of a March 6, 2018 convertible promissory note (the “Note”) in the original principal amount of $35,000 converted $26,920 in principal and $4,255 in interest into an aggregate of 20,763,440 shares of our common stock at a conversion price of $0.0015 per share. As the result of such conversions, the Note has been repaid in full and terminated. The shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

On March 8, 2019 we increased the size of our Board of Directors to four persons and appointed Barney Frank and Billy Bean to the vacant director positions created thereby. In connection with such appointments, we issued 1,000,000 shares of our restricted common stock to each of Barney Frank and Billy Bean. We also agreed to pay each of them an annual fee of $25,000 for serving as a director (the “Annual Fee”). The Annual Fee payable to Mr. Frank is payable in cash and the Annual Fee payable to Mr. Bean is payable in stock. We also granted each of Mr. Frank and Mr. Bean the right to participate in the commission program we intend to establish with respect to direct (20% commissions) and indirect (10% commissions) sales related to our LGBT Loyalty Sponsorship Programs, the terms of which will be set forth in separate agreements between us and each of Messrs. Frank and Bean.

On March 25, 2019 our Board of Directors appointed Martina Navratilova to our Board of Directors. In connection with such appointment we issued 1,000,000 shares of our restricted common stock to Ms. Navratilova. We also agreed to pay Ms. Navratilova an annual fee of $25,000 in common stock payable in monthly installments on a pro-rata basis and valued based on the 5-trading day volume weighted average price for our common stock during the last five trading days preceding the month of payment. The shares will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Effective March 26, 2019 we issued 4,609,458 and 3,990,840 shares of our restricted common stock to Brian Neal and Robert Gayman, respectively, pursuant to the automatic exercise of warrants issued to Messrs. Neal and Gayman on January 25, 2019. The automatic exercise was triggered by the March 26, 2019 filing of a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation which increased our authorized capitalization. Effective March 26, 2019, we issued 8,598,578 shares of our restricted common stock to the holder of the outstanding share of our Series A Convertible Preferred Stock pursuant to the automatic conversion triggered by the filing of the Certificate of Amendment and the automatic exercise of the warrants referenced above. The share issuances referenced above were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

On March 26, 2019 we filed a Certificate of Amendment to our Certificate of Incorporation to increase our authorized capitalization to 1,000,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As set forth in our Definitive Information Statement under Section 14(c) of the Securities Exchange Act of 1934, as amended, which was filed on February 26, 2019, the amendment to our Certificate of Incorporation was approved by our Board of Directors and the holders of a majority of our outstanding common stock by written consents dated February 11, 2019.

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a new class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock (“Series B Preferred Stock”) and authorized the issuance of up to 1,500,000 shares of Series B Preferred Stock. The Series B Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into common stock. The stated value of each share of Series B Convertible Preferred for purposes of conversions and dividends is $1.15 (the “Conversion/Dividend Stated Value”). The stated value of each share of Series B Convertible Preferred for purposes of redemptions is $1.35 (the “Redemption Stated Value”).

Subject to earlier conversion or redemption, the Series B Preferred Stock will automatically convert into fully paid and non-accessible shares of our common stock 24 months following the date of issuance of such Series B Preferred Stock without any action or payment required on the part of the holder of the Series B Convertible Preferred Stock. Subject to a floor price limitation of $0.03 per share, the automatic conversion price to which the Conversion/Dividend Stated Value will be applied will be the lower of (i) $0.10 per share of common stock; or (ii) a 20% discount to the lowest volume weighted average price (“VWAP”) for our common stock on our principal trading market during the five (5) trading days immediately prior to the automatic conversion date.

Subject to earlier conversion or redemption, the Series B Preferred Stock will also automatically convert into fully paid and non-assessable shares of common stock upon the conversion terms provided above if (i) the closing sale price for our common stock on our principal trading market closes at or above $0.20 for 10 consecutive trading days;(ii) our common stock is up listed to NASDAQ or a national securities exchange; or (iii) we complete an offering of securities resulting in aggregate gross proceeds of not less than $3,000,000. Notwithstanding the foregoing, the automatic conversion events set forth in (i), (ii) and (iii) above are not applicable during the 180 day period following the issuance date or if the common stock issuable upon conversion is not registered or subject to sale pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act of 1933, as amended.

Commencing 180 days after the issuance date, the holders of Series B Preferred Stock will have the right to convert their Series B Convertible Preferred at any time into Common Stock on the same conversion terms applicable to automatic conversions.

Absent the prior written approval of the Company, all automatic and optional conversions of Series B Preferred Stock must be for a minimum of 5,000 shares of Series B Preferred except in cases where the holder owns less than 5,000 shares and is converting all Series B Preferred shares then owned by the holder. No fractional shares of Common Stock will be issued upon conversions of the Series B Convertible Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Company will round up to the next full share.

Dividends at the rate of 12% per annum (1% per month) are payable on the Conversion/Dividend Stated Value of the Series B Preferred Stock in cash or stock at our discretion. Dividends are payable at the end of each month following the applicable issuance date. Dividends payable in stock will be calculated based on the 5-day VWAP during each of the last 5 trading days of the month for which payment is being made. To the extent that a month for which dividends are payable does not involve a full month because shares of Series B Preferred Stock were issued, redeemed, or converted during such month, the dividend payable shall be pro-rated to reflect the number of days of such month that the dividend applies to. In all events, dividends shall not be payable for periods following redemption, conversion or the 24 month anniversary of the applicable issuance date.

The Series B Preferred Stock is redeemable in cash by us at any time prior to conversion upon five business days prior written notice to the holder at the Redemption Stated Value for each share being redeemed.

The automatic and optional conversion price will be appropriately adjusted to reflect stock splits, stock dividends (exclusive of the dividends payable on the Series B Preferred Stock) business combinations and similar recapitalization.

Management has evaluated all activity and concluded that no subsequent events have occurred that would require recognition in these financial statements or disclosure in the notes to these financial statements.

LGBTQ LOYALTY HOLDINGS, INC.

93,456,658 Shares of Common Stock

PROSPECTUS

July 3, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.  The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT

SEC registration fee	$1,048
Legal fees and expenses	$30,000
Miscellaneous	$2,000
Total	$33,048

Item 14.  Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated bylaws and amended and restated certificate of incorporation provide that: (1) we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, pay the expenses of our directors and officers (including attorney’s fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the officer or director to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to indemnification; and (3) we are authorized to enter into indemnification agreements with our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

On May 24, 2016 we granted and issued an aggregate of 15,000,000 non-statutory stock options under our 2012 Equity Incentive Plan to four persons including our Chief Executive Officer, Robert Gayman (6,000,000 options), Directors Lawrence P. Roan (3,000,000 options) and Dr. Howard Fuller (1,000,000 options) and a Consultant, Gregory P. Hanson (5,000,000 options). Each option is exercisable to purchase one share of our common stock upon vesting at an exercise price of $0.0026 per share. The options have a term of 4 years and vest quarterly on the three, six, nine and twelve month anniversaries of the date of grant.

Effective October 27, 2016, we issued 4,545,455 shares of our common stock in connection with a lender’s conversion of a November 9, 2015 loan in the principal amount of $25,000.

Effective January 8, 2016 we issued 597,545 shares of our restricted common stock to our corporate and securities counsel in consideration of services rendered.

In August 2016, we issued 250,000 shares of common stock to our corporate and securities counsel in consideration of their agreement to temporarily defer payment of legal fees due to it for services rendered.

Pursuant to our December 19, 2017 Employment Services Agreement with Robert A. Blair, effective December 19, 2017 we issued 2,000,000 shares of our restricted common stock to Mr. Blair.

Pursuant to our December 19, 2017 Employment Services Agreement with Brian Neal, effective January 1, 2018 we issued 50,500,000 shares of our restricted common stock to Brian Neal.

Effective December 19, 2017 Lawrence Roan, a director, converted $39,935 of the $41,500 in debt owed to him by us into 3,993,500 shares of our common stock at a conversion price of $0.01 per share and forgave the balance of the debt, including all accrued interest due thereon. He also forgave all interest accrued on the converted amount.

Effective December 19, 2017 Lesly Thompson converted $54,000 of the $55,500 in debt principal owed to her by us into 5,400,000 shares of our common stock at a conversion price of $0.01 per share and forgave all accrued interest due on the converted amount.

Effective December 19, 2017 we issued 1,000,000 stock options to Howard Fuller, 1,000,000 stock options to a consultant and we issued 4,946,688 stock options to Robert Gayman pursuant to our December 19, 2017 Executive Management Consultant Agreement with Robert Gayman. All of the options vested on issuance, have a term of 5 years and an exercise price of $0.01 per share.

Effective December 19, 2017 we issued 500,000 shares of our common stock to our securities counsel to temporarily defer payment of legal fees due to it for services rendered.

Effective January 8, 2018 we issued an aggregate of 2,500,000 shares of our restricted common stock to two designees of a consultant pursuant to a January 8, 2018 Consulting Agreement.

Effective January 28, 2018 we issued 500,000 shares of our restricted common stock to Uptick Capital LLC., pursuant to a January 26, 2018 Advisory Agreement.

On March 6, 2018 we issued a $35,000 convertible promissory note to Power Up Lending Group Ltd. (“Power Up”). During the period September 20, 2018 through February 11, 2019, Power Up converted the note including penalty amounts and interest into an aggregate of 33,481,522 shares of our common stock.

On October 25, 2018 we issued 1,000,000 shares to an advisor in consideration of $24,875 in accounting, tax and advisory services.

On December 5, 2018 we issued an aggregate of 2,750,000 shares of our restricted common stock to one person pursuant to (i) an August 7, 2018 $10,000 promissory note, as amended, due on February 15, 2019 (750,000 shares) and (ii) a $10,000 Securities Purchase Agreement dated August 7, 2018 (2,000,000 shares). The shares were deemed to have been issued as of August 7, 2018.

On December 5, 2018 we issued 10,946,688 shares of our restricted common stock to Robert Gayman pursuant to the exercise of (i) 6,000,000 stock options at an exercise price of $0.0026 per share or an aggregate of $15,600, and (ii) 4,946,688 stock options at an exercise price of $0.01 per share or an aggregate of $49,467, the payment for which was made by making a corresponding deduction to amounts owed by us to Mr. Gayman.

On December 5, 2018 we issued 500,000 shares to our corporate counsel in consideration of its deferment, on a temporary basis, of legal fees due to it by us for services rendered.

Effective December 27, 2018 we issued and sold an aggregate of 8,000,000 shares of our common stock to two persons at a price of $0.005 per share or an aggregate of $40,000.

Effective January 25, 2019, in connection with the closing under the January 25, 2019 Securities Exchange Agreement, we issued 120,959,996 shares of our common stock and one share of our Series A Convertible Preferred Stock to Maxim Partners, LLC.

Effective March 26, 2019 the share of Series A Convertible Preferred Stock was automatically converted into 8,598,578 shares of our common stock.

Effective January 25, 2019 we issued common stock purchase warrants to Brian Neal and Robert Gayman in consideration of amounts due by us to Brian Neal, Robert Gayman and Robert Blair as of, but not including, January 1, 2019. Effective March 26, 2019 the warrants held by Brian Neal were automatically converted into 4,609,458 shares of our common stock and the warrants held by Robert Gayman were automatically converted into 3,990,840 shares of our common stock.

Effective February 20, 2019 we issued 250,000 shares to a consultant pursuant to a Consulting Agreement made as of February 20, 2019 and issued an additional 500,000 shares to the consultant pursuant to his exercise of 500,000 stock options at a price of $0.01 per share or an aggregate of $5,000.

Effective March 8, 2019, we issued 1,000,000 shares to each of Barney Frank and Billy Bean in connection with their respective appointments to our Board of Directors. Effective March 25, 2019 we issued 1,000,000 shares to Martina Navratilova in connection with her appointment to our Board of Directors. In June 2019, we issued 1,000,000 shares to each of LZ Granderson and Robert Tull in connection with their respective appointments to our Board of Directors on April 18, 2019.

Effective April 3, 2019, we issued 125,000 shares of our Series B Convertible Preferred Stock to five persons at a price of $1.00 per share or an aggregate of $125,000.

On June 4, 2019 we issued a convertible warrant, a convertible debenture and 129,559 shares of our Series C convertible preferred stock to Pride Partners LLC (See – “Description of Business—Business Overview”).

In June 2019 we issued 187,500 shares to a lender in consideration of the lender’s March 7, 2019 agreement to convert the $15,000 in principal then owed to him into shares of our common stock at a conversion price of $0.08 per share.

In June 2019 we issued 1,000,000 shares to an investor in connection with a December 18, 2018 share purchase agreement under which the investor purchased such shares at a price of $0.005 per share.

Each of these issuances by us was exempt from registration under Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving any public offering. None of these securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement.

The agreements included (or incorporated by reference) as exhibits to this registration statement, may contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We will provide additional disclosure regarding such agreements to the extent that we are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the agreements and will update such disclosure as required by federal securities laws. Additional information about us may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

The following exhibits are included as part of this report:

Exhibit No.	SEC Report Reference No.	Description

2.1	2.1	Agreement and Plan of Merger and Reorganization dated as of September 20, 2012 by and among Registrant, LifeApps Acquisition Corp., and LifeApps Inc. (1)
2.2	2.2	Articles of Merger dated as of September 20, 2012 for the merger of LifeApps Acquisition Corp. into LifeApps Inc. (1)
2.3	2.1	Asset Acquisition Agreement Among the Registrant, LifeApps Inc. and Edward D. Laffey dated March 29, 2013 (3)
3.1	3.1	Amended and Restated Certificate of Incorporation of Registrant dated August 23, 2012 (1)
3.2	3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant dated December 31, 2015 (5)
3.3	3.2	Amended and Restated By-Laws of the Registrant (2)
3.4	3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Registrant as filed with the Delaware Secretary of State on January 24, 2019 (13)
3.5	3.1	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Registrant as filed with the Delaware Secretary of State on April 2, 2019 (14)
3.6	3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Registrant as filed with the Delaware Secretary of State on June 3, 2019 (16)
4.1	4.1	Form of Investor Warrant issued the investors in the September 2012 Private Placement Offering (1)
4.2	4.1	Form of Non-Qualified Stock Option Agreement under 2012 Equity Incentive Plan (6)
5.1	*	Legal Opinion of CKR Law LLP
10.1	10.1	Split-Off Agreement, dated as of September 20, 2012, by and among the Registrant, Prime Time Travel Split Corp., and Andrew Listerman (1)
10.2	10.2	General Release Agreement, dated as of September 20, 2012, by and among the Registrant, Prime Time Travel Split Corp. and Andrew Listerman (1)
10.3	10.3	Form of Subscription Agreement between Registrant and the investors in the Private Placement Offering (1)
10.4	10.4	Subscription Escrow Agreement dated August 27, 2012, by and among the Registrant and Gottbetter & Partners, LLP (1)
10.5	10.5#	Employment Agreement dated September 20, 2012 between Registrant and Robert R. Gayman (1)
10.6	10.6#	Registrant’s 2012 Equity Incentive Plan (1)
10.7	10.7	Form of Lock-Up Agreement (1)
10.8	10.8	Mobile App Agreement between LifeApps and Rachel Buehler dated May 7, 2012 (1)
10.9	10.9	Debt Conversion Agreement by and between the Registrant and Robert Gayman dated March 25, 2015 (4)
10.10	10.1	Debt Conversion Agreement dated as of October 27, 2016 between Registrant and Lesly A. Thompson (7)
10.11	10.1#	Employment Services Agreement dated December 19, 2017 with Robert A. Blair (8)
10.12	10.2#	Employment Services Agreement dated December 19, 2017 with Brian Neal (8)
10.13	10.3#	Executive Management Consulting Agreement dated December 19, 2017 with Robert Gayman (8)
10.14	10.1	Consulting Agreement with Wellfleet Partners, Inc. dated as of January 8, 2018 (9)
10.15	10.15	Convertible Promissory Note between Registrant and Power Up Lending Group Limited dated March 6, 2018 (15)
10.16	10.16	Securities Purchase Agreement dated March 6, 2016 between Registrant and Power Up Lending Group Limited (15)
10.17	10.1#	Amendment No. 1 dated as of January 1, 2018, to Employment Services Agreement with Robert A. Blair (11)

10.18	10.2#	Amendment No. 1 dated as of January 1, 2018, to Employment Services Agreement with Brian Neal (11)
10.19	10.3#	Amendment No. 1 dated as of January 1, 2018, to Employment Services Agreement with Robert Gayman (11)
10.20	10.1#	Employment Services Agreement with Lawrence P. Roan entered into as of November 1, 2018. (12)
10.21	10.1	Securities Exchange Agreement, dated January 25, 2019, between Registrant, LGBT Loyalty LLC and Maxim Partners, LLC (13)
10.22	10.2	Management Warrant, dated January 25, 2019 issued to Brian Neal (for cancelled debt of $161,629) (13)
10.23	10.3	Management Warrant, dated January 25, 2019 issued to Brian Neal (for cancelled debt of $25,054) (13)
10.24	10.4	Management Warrant, dated January 25, 2019 issued to Robert Gayman (for cancelled debt of $161,629) (13)
10.25	10.1	Securities Purchase Agreement, dated as of June 4, 2019, between Registrant and Pride Partners LLC (16)
10.26	10.2	10% Original Issue Discount Senior Convertible Debenture of Registrant dated June 4, 2019 issued to Pride Partners LLC (16)
10.27	*	Common Stock Purchase Warrant of Registrant dated June 4, 2019 issued to Pride Partners LLC
10.28	10.4	Registration Rights Agreement dated as of June 4, 2019 between Registrant and Pride Partners LLC (16)
10.29	10.5	Securities Exchange Agreement dated as of June 4, 2019 between Registrant and Maxim Partners LLC (16)
10.30	10.6	Form of Lock-Up Agreement dated as of June 4, 2019 (16)
10.31	10.7	Leak-Out Agreement dated as of June 4, 2019 between Registrant and Brian Neal (16)
10.32	10.8	Management and Consulting Agreement executed on June 4, 2019 between Registrant and Beacon Media Interactive, Inc. (16)
10.33	10.9	Initial Statement of Work (including Compensation Addendum) executed on June 4, 2019 between Registrant and Beacon Media Interactive, Inc. (16)
10.34	10.10	Restricted Stock Grant Agreement executed on June 4, 2019 between Registrant and Beacon Media Interactive, Inc. (16)
10.35	N/A	Definitive Registration Statement of Registrant filed on February 26, 2019 (17)
14.1	14.1	Code of Ethics (1)
16.1	16.1	Letter, from Pritchett, Siler & Hardy P.C. dated January 23, 2018 (10)
21.1	*	List of Subsidiaries
23.1	*	Consent of Independent Registered Public Accounting Firm
23.3	*	Consent of CKR Law LLP (included in Exhibit 5.1)

*	Filed herewith.

#	Indicates a management contract or compensatory plan.

(1)	Filed with the Securities and Exchange Commission on September 25, 2012 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated September 20, 2012, which exhibit is incorporated herein by reference.

(2)	Filed with the Securities and Exchange Commission on March 29, 2012 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 29, 2012, which exhibit is incorporated herein by reference.

(3)	Filed with the Securities and Exchange Commission on April 4, 2013 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 29, 2013, which exhibit is incorporated herein by reference.

(4)	Filed with the Securities and Exchange Commission on April 3, 2015 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated March 25, 2015, which exhibit is incorporated herein by reference

(5)	Filed with the Securities and Exchange Commission on January 7, 2016 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated December 31, 2015, which exhibit is incorporated herein by reference.

(6)	Filed with the Securities and Exchange Commission on May 27, 2016 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated May 24, 2016, which exhibit is incorporated herein by reference.

(7)	Filed with the Securities and Exchange Commission on November 2, 2016 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated October 27, 2016, which exhibit is incorporated herein by reference.

(8)	Filed with the Securities and Exchange Commission on December 21, 2017 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated December 19, 2017, which exhibit is incorporated herein by reference

(9)	Filed with the Securities and Exchange Commission on January 12, 2018 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated January 8, 2018, which exhibit is incorporated herein by reference.

(10)	Filed with the Securities and Exchange Commission on January 25, 2018 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated January 23, 2018, which exhibit is incorporated herein by reference.

(11)	Filed with the Securities and Exchange Commission on May 15, 2018 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which exhibit is incorporated herein by reference.

(12)	Filed with the Securities and Exchange Commission on December 31, 2018 as an exhibit, numbered as indicated above, to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which exhibit is incorporated herein by reference.

(13)	Filed with the Securities and Exchange Commission on January 31, 2019 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated January 25, 2019, which exhibit is incorporated herein by reference.

(14)	Filed with the Securities and Exchange Commission on April 3, 2019 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated April 2, 2019, which exhibit is incorporated herein by reference.

(15)	Filed with the Securities and Exchange Commission on April 20, 2018 as an exhibit, numbered as indicated above, to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, which exhibit is incorporated herein by reference.

(16)	Filed with the Securities and Exchange Commission on June 10, 2019 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated June 4, 2019, which exhibit is incorporated herein by reference.

(17)	Filed with the Securities and Exchange Commission on on February 26, 2019 and incorporated herein by reference.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilton Manors, Florida, on July 3, 2019.

LGBTQ LOYALTY HOLDINGS, INC.

By:	/s/ Robert A. Blair
Name:	Robert A. Blair
Title:	Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 2019.

/s/ Robert A. Blair
Robert A. Blair Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer) and Director

/s/ Lawrence P. Roan
Lawrence P. Roan, Director

/s/ Barney Frank
Barney Frank, Director

/s/ William D. Bean
William D. Bean, Director

/s/ Martina Navratilova
Martina Navratilova, Director

LZ Granderson, Director

Robert Tull, Director